EXHIBIT 99.1
EXECUTION VERSION

ASSET PURCHASE AGREEMENT Dated as of February 9, 2014 among
Granite Broadcasting Corporation, Each Subsidiary of Granite Broadcasting Corporation Listed on Annex A hereto,

and

Scripps Media, Inc.

TABLE OF CONTENTS
(continued)

TABLE OF CONTENTS
(continued)

Annexes
Annex A	Granite Subsidiaries Party to this Agreement

Exhibits
Exhibit A	Stations
Exhibit B	Assignments of FCC Authorizations Assigning FCC Licenses
Exhibit C	Assignments and Assumptions of Contracts Assigning Purchased Contracts
Exhibit D	Assignments and Assumptions of Leases Assigning Real Property Leases
Exhibit E	Intellectual Property Assignments Assigning Intangible Rights
Exhibit F	General Bills of Sale Conveying Purchased Assets
Exhibit G	Affidavits of Non-Foreign Status of Seller
Exhibit H	Indemnity Escrow Agreement

Schedules
Schedule 1.1(a)	FCC Licenses
Schedule 1.1(b)	Tangible Personal Property
Schedule 1.1(c)(i)	Owned Real Property
Schedule 1.1(c)(ii)	Real Property Leases
Schedule 1.1(d)	Purchased Contracts
Schedule 1.1(e)	Intangible Property
Schedule 1.1(g)	Other Assets
Schedule 1.2(d)	Seller Marks
Schedule 1.2(m)	Certain Excluded Assets
Schedule 1.2(q)	Certain Excluded Assets
Schedule 1.3	Assumed Obligations
Schedule 1.10(c)	Primary FCC Licenses
Schedule 1.10(e)	Certain Actions
Schedule 1.11	Material Multi-Station Contracts
Schedule 1.11	Material Multi-Station Contracts Allocation
Schedule 2.3	Conflicts
Schedule 2.4(a)	Knowledge
Schedule 2.4(b)	Certain Notices
Schedule 2.5	Taxes
Schedule 2.6	Permitted Liens
Schedule 2.7(b)	Leased Real Property
Schedule 2.7(d)	Real Property
Schedule 2.9	Environmental Exceptions
Schedule 2.10(a)	Certain Intangible Property
Schedule 2.10(b)	Intangible Property
Schedule 2.11	Employees; Labor Matters
Schedule 2.11	Collective Bargaining Agreements
Schedule 2.11(c)	Benefit Plans
Schedule 2.11(d)	Benefit Exceptions
Schedule 2.12	Insurance

Schedule 2.13	Compliance with Law; Permits
Schedule 2.14	Litigation
Schedule 2.15	Financial Statements
Schedule 2.16	Absence of Changes
Schedule 2.17	Purchased Assets; Sufficiency Schedule
Schedule 2.19	Transactions with Affiliates
Schedule 4.1	Seller's Covenants
Schedule 4.6(b)	Certain Employee Matters
Schedule 5.4	Risk of Loss
Schedule 5.5(a)	Required Consents
Schedule 5.6(a)	Employees
Schedule 5.6(b)	Certain Employee Matters

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of February 9,
2014, by and among (i) Granite Broadcasting Corporation, a Delaware corporation (“Granite”), each subsidiary of Granite listed on Annex A hereto (each and collectively, a “Granite Subsidiary,” and together with Granite, “Seller” and each, a “Seller”) and (ii) Scripps Media, Inc., a Delaware corporation (“Buyer”).

Recitals

A. Seller owns the assets used in the operation of the television broadcast stations identified on Exhibit A hereto (each, a “Station” and collectively, the “Stations”) and operates such Stations pursuant to certain authorizations issued by the Federal Communications Commission (the “FCC”), with the holders of the FCC License for each Station being listed on Exhibit A (each, a “FCC Licensee” and collectively, the “FCC Licensees”).

B. Each Granite Subsidiary is engaged in the business and operation of the Stations (the “Business” which, for the avoidance of doubt, shall not include the Other Seller Stations (as defined below) or the other businesses or assets of Seller or Malara Broadcast Group, Inc. or its subsidiaries (the “Malara Entities”)).

C. Simultaneously with the execution and delivery of this Agreement, Granite, WXON License, Inc. and Buyer are entering into a Time Brokerage Agreement (“Detroit TBA”) with respect to WMYD(TV), Detroit, Michigan.

D. Pursuant to the terms and subject to the conditions set forth in this Agreement, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Purchased Assets (as defined below).

Agreement

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1
PURCHASE OF ASSETS

1.1 Purchase and Sale of Purchased Assets. On the terms and subject to the conditions hereof, at the Closing (as defined below), except as set forth in Section 1.2 and Section 1.3, Seller shall sell, assign, transfer, convey and deliver to Buyer, in each case free and clear of all Liens (as defined below) other than Permitted Liens (as defined below), and Buyer shall purchase and acquire from Seller, all right, title and interest of Seller in and to all assets, properties and rights of Seller, real and personal, tangible and intangible, that are exclusively or primarily used or exclusively or primarily held for use in the Business (as defined below) (the “Purchased Assets”), including the following:

(a)    all licenses, permits and other authorizations issued to the FCC Licensees by the FCC with respect to the Stations (the “FCC Licenses”), and all licenses, permits and authorizations issued by any Governmental Entity (as defined below) other than the FCC Licenses applicable to the Business, including those described on Schedule 1.1(a), and including any applications therefor and renewals or modifications thereof between the date hereof and Closing;

(b) all of Seller’s equipment, transmitters, antennas, cables, towers, vehicles, furniture, fixtures, servers, traffic systems, graphic systems, audio boards, switchers, back-up generators, radar systems, microwaves, transponders, relays, motor vehicles, computers, computer hardware and peripherals, office equipment, production and news operation equipment, inventory, spare parts and other tangible personal property of every kind and description that are exclusively or primarily used or exclusively or primarily held for use in the Business, in each case, including those listed on Schedule 1.1(b) (as updated by Final Schedule
1.1(b)), except for any retirements or dispositions thereof made between the date hereof and Closing in accordance with Section 4.1 (as reflected in Final Schedule 1.1(b)) (the “Tangible Personal Property”);

(c) all of the real property interests (i) owned by Seller (the “Owned Real Property”), or (ii) leased, subleased, licensed or otherwise occupied by Seller (the “Real Property Leases”) (in the case of both (i) and (ii) above, including any appurtenant easements, building, structures, fixtures and other Improvements located thereon), that is exclusively or primarily used or exclusively or primarily held for use in the Business, including the Owned Real Property and Real Property Leases listed on Schedules 1.1(c)(i) and (ii), respectively, (collectively, the “Real Property”);

(d) all agreements (whether written or oral) for the sale of advertising time and all other contracts, agreements, leases and licenses, including any employment agreements with Employees (as defined below) or Collective Bargaining Agreements (as defined below) or website development and hosting agreements and agreements for accounts with Twitter, Facebook or other social media companies (including agreements for social media identifications, administrator rights, and tags on Facebook and Twitter accounts), in each case, exclusively or primarily used or exclusively or primarily held for use in the Business, including those listed on Schedule 1.1(d) (as updated by Final Schedule 1.1(d)), together with all contracts, agreements, leases and licenses made between the date hereof and the Closing in accordance with Section 4.1 (as reflected in Final Schedule 1.1(d)) (the “Purchased Contracts,” which, for the avoidance of doubt, include the Real Property Leases and, to the extent provided under Section 1.11, the Multi-Station Contracts); provided, that, (i) with respect to employment agreements with Employees and Collective Bargaining Agreements, subject to Section 5.6, Buyer shall only assume such contracts set forth on Schedule 1.1(d) as in effect on the date hereof or entered into prior to the Closing in accordance with the terms hereof, including Section
4.1 (as reflected in Final Schedule 1.1(d)) and (ii) with respect to retransmission consent agreements, Buyer shall only assume such contracts set forth on Schedule 1.1(d) as in effect on the date hereof or entered into prior to the Closing in accordance with the terms hereof, including Section 4.1 (as reflected in Final Schedule 1.1(d);

(e) all of Seller’s rights in any Intellectual Property (as defined below) exclusively or primarily used or exclusively or primarily held for use in the Business but, for the avoidance of doubt, excluding any Intellectual Property exclusively or primarily used in connection with any station or business unit of the Malara Entities or of Seller that is not a Station or a part of the Business (the “Other Seller Stations”), in each case together with all goodwill associated therewith, including all Intellectual Property listed on Schedule 1.1(e) (the “Intangible Property”). For purposes of this Agreement, “Intellectual Property” means all call letters, trademarks, trade names, service marks, designs, patents, inventions, trade secrets, know- how, processes, methods, techniques, Internet domain names, websites, web content, databases, software or applications (including user-applications, source code, executable code, systems, tools, data, firmware and related documentation), Websites, copyrights and other works of authorship, programs and programming material, jingles, slogans, logos, content, all applications, registrations and renewals relating to any of the foregoing, any other intellectual property rights or proprietary rights in or arising from any of the foregoing, and in all tangible embodiments of the foregoing, including all licenses, sublicenses and other rights granted and obtained with respect thereto, and rights thereunder, including rights to collect royalties, products and proceeds, rights to sue and bring other claims and seek remedies against past, present and future infringements or misappropriations thereof or other conflicts therewith, rights to recover damages or lost profits in connection therewith, and other rights to recover damages (including attorneys’ fees and expenses) or lost profits in connection therewith, and otherwise to seek protection or enforcement of interests therein under the laws of all jurisdictions; and

(f) Seller’s rights in and to all the files, documents, records, and books of account (or copies thereof at Seller’s sole discretion) to the extent relating to the Business, including the Business’ local or FCC online public files, programming information and studies, signal and program carriage agreements, engineering files, data, drawings, blueprints, schematics, advertising studies, marketing and demographic data, sales correspondence, lists of advertisers, credit and sales reports, and logs and copies of all personnel files related to Transferred Employees, but excluding records to the extent relating to Excluded Assets (as defined below) or the Other Seller Stations (the “Purchased Documents”).

Without limiting the obligation of Seller under Section 5.15(c), Seller, by written notice to Buyer, may update Schedule 1.1(d) at any time before the Closing to (i) subject to the proviso set forth in Section 1.1(d), add any contract, agreement or lease entered into by Seller after the date of this Agreement and before the Closing, in compliance with Section 4.1, that would have qualified as a Purchased Contract if it had been in effect on the date of this Agreement and (ii) remove any Purchased Contract that is described in Section 1.2(d) that after the date of this Agreement and before the Closing has expired or been terminated in compliance with the terms of this Agreement, including Section 4.1. All such contracts, agreements and leases that are so added to Schedule 1.1(d) in accordance with this paragraph shall, for all purposes of this Agreement, be deemed to be Purchased Contracts and included in the Purchased Assets. All Purchased Contracts that are so removed from Schedule 1.1(d) in accordance with the terms and conditions of this Agreement, including Section 4.1, shall, for all purposes of this Agreement, thereafter be deemed to be Excluded Assets and shall cease to be Purchased Contracts and shall no longer be included in the Purchased Assets.

1.2 Excluded Assets. Notwithstanding anything to the contrary contained herein, the Purchased Assets shall not include the following assets or any rights, title and interest of Seller therein (the “Excluded Assets”):
(a) all cash and cash equivalents of Seller, including certificates of deposit, commercial paper, treasury bills, marketable securities, checks received and not cashed prior to the Closing, bank accounts, money market accounts, other depository accounts and all such similar accounts or investments;

(b) all tangible and intangible personal property (excluding, for the avoidance of doubt, Intellectual Property) of Seller sold, transferred, retired or otherwise disposed of in compliance with the terms of this Agreement prior to the Closing;

(c) all Purchased Contracts that are terminated in compliance with the terms of this Agreement or expire (and are not renewed or extended by Seller) prior to the Closing;

(d) all of Seller’s right, title and interest in and to (i) any names, trade names or service names of Seller that are not exclusively or primarily used nor exclusively or primarily held for use in the Business (including the names “Granite Broadcasting”, and “Malara Broadcasting”), (ii) the corporate, limited liability company and trade names listed on Schedule 1.2(d), (iii) all URLs and internet domain names consisting of or containing any of the foregoing; and (iv) any variations or derivations of the foregoing that include the word “Granite” or “Malara” or any confusingly similar term (collectively, the “Seller

Marks”);

(e) all contracts of insurance (including Seller’s contracts of health and dental insurance), all coverages and proceeds thereunder and all rights in connection therewith, including rights arising from any refunds due with respect to insurance premium payments to the extent related to such insurance policies;

(f) except for any employment and severance agreements and sales commission agreements (whether written or oral) related to the sale of advertising time with Transferred Employees and Collective Bargaining Agreements listed on Schedule 1.1(d), all pension or profit sharing plans, any trusts established to fund benefits under any employee benefit plan and the assets thereof and, any other benefit or compensation plan, program, contract, policy, agreement or arrangement and the assets thereof, if any, maintained, sponsored or contributed to by Seller, or by any ERISA Affiliate, or with respect to which any of them has any liability or obligation;

(g) any rights under any non-transferable shrink-wrapped or click-wrapped licenses of computer software and any other non-transferable licenses of computer software that are not material to the Business;

(h) except as provided in Section 1.1(e), all rights and claims of Seller, whether mature, contingent or otherwise, against third parties with respect to the Business, to the extent arising during or attributable to any period prior to the Effective Time (as defined below);

(i)    all claims of Seller with respect to any Tax (as defined below) refunds;

(j) Seller’s Accounts Receivable (as defined below) and other current assets not described in Section 1.2(a) above;
(k) all Intellectual Property other than the Intangible Property, including all of Seller’s rights, title and interest in and to any Intellectual Property that is not exclusively or primarily used nor exclusively or primarily held for use in the Business (including any call letters used in connection with any Other Seller Station), and all goodwill arising from any of the foregoing;

(l) (i) Seller’s charters or other governance documents, minute books and all books and records relating to the organization, existence or ownership of Seller, (ii) all records, documents, plans and financial records related to the transactions contemplated by this Agreement, (iii) duplicate copies of all Purchased Documents, (iv) all records relating to other Excluded Assets, (v) all personnel files for employees who do not become Transferred Employees and (vi) all files, documents, records, Tax Returns (as defined below), books of account and other materials to the extent not relating exclusively or primarily to the Purchased Assets or the operation of the Business;

(m) all real and personal, tangible and intangible assets of Seller and its Affiliates (as defined below) that are exclusively or primarily used or held exclusively or primarily for use in the operation of the Other Seller Stations (other than any such assets that are used both in the Business and in the Other Seller Stations and listed or described in Schedule 1.2(m));

(n) all capital stock or other equity securities of Seller, or of subsidiaries of Seller or its Affiliates, and all other equity interests in any entity that are owned beneficially or of record by Seller or its Affiliates;

(o) all intercompany debts, obligations and other contracts, leases, agreements and arrangements among Seller or its Affiliates that are not listed on Schedule 1.1(d);

(p) all rights of Seller under this Agreement, including the right to receive the Purchase Price (as defined below), under any agreement, certificate, instrument or other document executed and delivered in connection with this Agreement or the transactions contemplated hereby and under any side agreement between Seller and Buyer entered into on or after the date of this Agreement; and

(q)    the assets listed on Schedule 1.2(q), if any.

1.3    Assumption of Obligations.

(a) On the terms and subject to the conditions hereof, at the Closing, Seller shall assign to Buyer, and Buyer shall assume from Seller (and Buyer shall thereafter pay, perform, discharge or otherwise satisfy in accordance with their respective terms) (i) the Multi- Station Contract Obligations and all liabilities and obligations of the Business arising out of, or attributable to, any period of time after the Effective Time, including, without limitation, the liabilities and obligations under those Purchased Contracts that are assumed pursuant to Section
1.1(d) and the FCC Licenses, (ii) the obligations of Buyer described in Section 5.6, (iii) sales commissions related to the sale of advertisements broadcast on the Stations in accordance with the sales commission plans referenced in Schedule 1.1(d) arising out of, or attributable to, any period of time after the Effective Time, (iv) all obligations and liabilities related to Program
Rights (as defined below) arising out of, or attributable to, any period of time after the Effective Time, (v) any and all Taxes with respect to Purchased Assets arising out of, or attributable to, any period of time after the Effective Time, (vi) all other liabilities of Seller listed on Schedule 1.3, and (vii) any liability or obligation to the extent of the amount of credit received by Buyer under Section 1.7 (collectively, the “Assumed Obligations”). For the avoidance of doubt, performance and stay bonuses, severance and termination pay, and other compensation payable by Seller in connection with the consummation of the transactions contemplated by this Agreement will not constitute Assumed Obligations.

(b) Except for the Assumed Obligations, Buyer does not assume, and will not be deemed by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to have assumed, any other liabilities or obligations of Seller or relating to the Purchased Assets or the Business, of any kind or nature, whether accrued, absolute, contingent or otherwise, or whether due or to become due, or otherwise, whether known or unknown, arising out of events, transactions or facts which shall have occurred, arisen or existed on or before the Effective Time, which liabilities and obligations, if ever in existence, shall continue to be liabilities and obligations of Seller, including any and all liabilities and obligations of or on behalf of Seller for Taxes in respect of taxable periods (or portions thereof) ending on or before the Effective Time and those relating to the Excluded Assets or for borrowed money, including any liability of infringement, misappropriation or other conflict with the Intellectual Property of any third party arising on or before the Effective Time (the “Retained Obligations”). Seller shall timely perform and discharge in accordance with their respective terms all Retained Obligations. For purposes of clarity, and not in limitation of the foregoing, Seller shall be solely responsible for any forfeitures, fines and other payments (collectively, “Fines”) imposed by the FCC in connection with the Business’ operations prior to the Closing Date, whether such Fines are imposed by the FCC in connection with a Renewal Application (as defined below) or otherwise and regardless of whether such Fines are imposed before or after the Closing Date.

1.4 Purchase Price. In consideration for the sale of the Purchased Assets, Buyer shall, at the Closing, in addition to assuming the Assumed Obligations, pay to Seller the sum of One Hundred Ten

Million Dollars ($110,000,000) (the “Purchase Price”), subject to adjustment as provided in this Agreement. On the terms and conditions hereof, the Escrow Deposit Fund shall be credited against the Purchase Price and the remainder of the Purchase Price shall be paid at Closing by Buyer to Seller by wire transfer of immediately available funds in accordance with written instructions delivered by Granite to Buyer at least one (1) Business Day prior to Closing. Buyer and Granite shall jointly instruct the Escrow Agent to transfer the Escrow Deposit Fund (the “Indemnity Escrow Amount”) to fund the Indemnity Escrow.

1.5 Escrow Deposit. Upon execution and delivery of this Agreement and pursuant to the terms and conditions of an Escrow Agreement (the “Escrow Agreement”) among Buyer, Granite and Wells Fargo Bank, National Association, a national banking association (the “Escrow Agent”), Buyer shall deposit in escrow with the Escrow Agent in cash an amount equal to Eleven Million Dollars ($11,000,000.00) (the “Escrow Deposit”) to be held by the Escrow Agent in an escrow fund (the “Escrow Deposit Fund”) pursuant to the terms of this Agreement and the Escrow Agreement. At the Closing, the Escrow Deposit Fund shall be retained by the Escrow Agent to fund the Indemnity Escrow Amount and all interest or earnings (the
“Earnings”) on the Escrow Deposit Fund shall be disbursed to Buyer, and Buyer and Seller shall jointly instruct the Escrow Agent in writing to such effect. The parties agree that any Taxes related to the Earnings shall be paid by Buyer. The Escrow Deposit Fund shall be released to Seller in accordance with Section 10.5 hereof and to Buyer in accordance with Section 10.6 hereof, if applicable.

1.6 Indemnity Escrow. At the Closing, the Indemnity Escrow Amount shall be retained in escrow with the Escrow Agent pursuant to the terms of that certain escrow agreement in the form of Exhibit H attached hereto (the “Indemnity Escrow Agreement”). At Closing, Buyer and Granite shall execute and deliver the Indemnity Escrow Agreement and use commercially reasonable efforts to cause the Escrow Agent to execute and deliver the Indemnity Escrow Agreement. The Indemnity Escrow Amount plus any interest or earnings thereon (the “Indemnity Escrow”) shall be the sole and exclusive source of funds or other remedy used to satisfy any amounts owed by Seller to Buyer or the Buyer Indemnified Parties pursuant to Section 1.7, Section 5.10(b) (subject to the last sentence hereof), or Section 9.2 in accordance with the terms of this Agreement and the Indemnity Escrow Agreement. On the six (6) month anniversary of the Closing Date, a portion of the Unclaimed Escrow Amount shall be released such that the Unclaimed Escrow Amount is equal to one-half the Indemnity Escrow Amount; provided, that if the Unclaimed Escrow Amount is less than one-half the Indemnity Escrow Amount on the six (6) month anniversary of the Closing Date, there shall be no early release of the Unclaimed Escrow Amount. By way of example, if there are $2 million of unresolved indemnification claims made by Buyer in good faith on or prior to the six (6) month anniversary of the Closing Date, $3.5 million would be released to Seller on such anniversary date. The remaining Unclaimed Escrow Amount shall be released in full on the fifteen-month anniversary of the Closing Date. Any amount remaining as Indemnity Escrow shall thereafter be released in accordance with the Indemnity Escrow Agreement. At any time when a party shall be entitled to release of all or any portion of the Indemnity Escrow under the terms of this Agreement and the Indemnity Escrow Agreement, Granite and Buyer shall jointly instruct the Escrow Agent to make such payment. For the avoidance of doubt, no remediation costs paid or payable pursuant to Section 5.10(a) or reduction in the Purchase Price payable to Seller at Closing pursuant to the first sentence of Section 5.10(b) or clause (A) of Section 5.10(b) shall reduce the Indemnity Escrow or constitute a Closing Date Adjustment under Section 1.7.

1.7    Prorations and Adjustments.

(a) After giving effect to the Detroit TBA, all income and expenses arising from the Business, including Assumed Obligations and prepaid expenses, ad valorem and property taxes and assessments (but excluding Seller’s Accounts Receivable), annual regulatory fees payable to the FCC, power and utilities charges, and rents and similar prepaid and deferred items shall be prorated between Seller and Buyer in accordance with United States generally accepted accounting principles (“GAAP”) to reflect the principle that Seller shall be entitled to all income and be responsible for all expenses arising from the Business through the Effective Time and Buyer shall be entitled to all income and be responsible for all expenses arising from the Business after the Effective Time.

(b)    The Purchase Price will be adjusted to reflect any adjustment (if any)
required pursuant to Schedule 5.6(b).
(c) Notwithstanding anything in this Section 1.7 to the contrary, (i) except as set forth herein, with respect to Trade Agreements (as defined below) for the sale of time for goods or services assumed by Buyer, if at the Effective Time, the Trade Agreements have an aggregate negative balance (i.e., the amount by which the value of air time the Stations are obligated to provide after the Effective Time exceeds the fair market value of corresponding goods and services to be received by the Stations after the Effective Time), there shall be no proration or adjustment, unless the absolute value of the aggregate negative balance of the Stations’ Trade Agreements exceeds $25,000, in which event all of such excess shall be treated as prepaid time sales of the Stations, and adjusted for as a proration in Buyer’s favor, and (ii) there shall be no proration under this Section 1.7 to the extent there is an aggregate positive balance with respect to the Stations’ Trade Agreements. For purposes of this Agreement, “Trade Agreement” means any contract, agreement or commitment, oral or written, other than film and program barter agreements, pursuant to which Seller has agreed to sell or trade commercial air time or commercial production services of a Station in consideration for any property or service other than cash.

(d) There shall be no proration under this Section 1.7 for Program Rights agreements except to the extent that any payment or performance due under such Program Rights agreements relates to a payment period that straddles the Effective Time, in which case the amount payable in the payment period will be prorated based on the number of days in such period. For purposes of this Agreement, “Program Rights” means all rights of the Stations to broadcast television programs or shows as part of the Stations’ programming, including all rights of the Stations under film and program barter agreements, sports rights agreements, news rights or service agreements, affiliation agreements or syndication agreements.

(e) The prorations and adjustments to be made pursuant to this Section 1.7 are referred to as the “Closing Date Adjustments.” At least five (5) business days prior to the Closing Date, Seller shall estimate all Closing Date Adjustments pursuant to this Section 1.7 and shall deliver a statement of its estimates to Buyer, which statement shall set forth in reasonable detail the basis for those estimates. Seller shall provide Buyer with reasonable access to the books and records, and appropriate personnel, of Seller in connection with Buyer’s review of Seller’s estimated Closing Date Adjustments. The parties shall negotiate in good faith to resolve any dispute related to such calculation of Seller’s estimated Closing Date Adjustments within five (5) business days of Seller’s delivery thereof and, to the extent applicable, the estimated Closing Date Adjustments shall be adjusted to reflect any changes mutually agreed to by the parties; provided, however, that if the parties are unable to reach agreement within such five (5) business day period with respect to any such dispute, the parties shall nevertheless proceed to the Closing and, at the Closing, the net amount due to Buyer or Seller as a result of the estimated Closing Date Adjustments (or as adjusted with respect to any items resolved in accordance with this sentence) shall be applied as an adjustment to the Purchase Price, as appropriate, in each case subject to resolution of the dispute in accordance with Section 1.7(f) without prejudice to the other terms and conditions set forth herein. Within sixty (60) days after the Closing, Buyer shall deliver to Seller a statement of any adjustments to Seller’s estimate of the Closing Date Adjustments, and no later than the close of business on the tenth (10th) day after the delivery of such statement (the “Payment Date”), Buyer shall pay to Seller, or Seller shall pay to Buyer, as the case may be (for the avoidance of doubt, any payment to be made by Seller pursuant to this sentence shall be paid out of the Indemnity Escrow, and Buyer and Seller hereby agree to execute joint written instructions to the Escrow Agent to release such amount), any amount due as a result of the adjustment (or, if there is any good faith dispute, the undisputed amount). During the first sixty (60) days after Closing, each of Buyer and Seller agrees to provide representatives of the other party with prompt reasonable access to its relevant books, records and employees during regular business hours (or in lieu of such access, copies of reasonably requested materials and telephonic access to such employees shall be provided upon two (2) business days’ prior written notice to such party) for the purpose of preparing Buyer’s statement of adjustments to Seller’s estimate of the Closing Date Adjustments, all substantially in accordance with the commercially reasonable procedures and practices applied by Seller’s business offices.

(f) Except with respect to items that Seller notifies Buyer that it objects to prior to the close of business on the date that is at least one (1) business day prior to the Payment Date, the adjustments set forth in Buyer’s statement shall be final and binding on the parties effective at the close of business on the Payment Date. If Seller disputes Buyer’s determinations set forth in Buyer’s statement or Buyer disputes Seller’s determinations set forth in any such objection notice, the parties shall consult with regard to the matter and an appropriate adjustment and payment shall be made as agreed upon by the parties within thirty (30) days after the Payment Date. If such thirty (30) day consultation period expires and the dispute has not been resolved, then the parties shall retain a mutually acceptable, nationally recognized independent accounting firm that does not then have a relationship with Seller or Buyer (the “Independent Accountant”), to resolve the disagreement and make a determination with respect thereto as promptly as practicable. The determination by the Independent Accountant on the matter shall be binding. If an Independent Accountant is engaged pursuant to this Section 1.7, the fees and expenses of the Independent Accountant shall be borne by Seller and Buyer in inverse proportion as such parties may prevail on the resolution of the disagreement, which proportionate allocation also will be determined by the Independent Accountant and be included in the Independent Accountant’s written report, and an appropriate adjustment and payment shall be made within three (3) business days of the resolution by the Independent Accountant (for the avoidance of doubt, any payment to be made by Seller pursuant to this sentence shall be paid out of the Indemnity Escrow, and Buyer and Seller hereby agree to execute joint written instructions to the Escrow Agent to release such amount), which resolution the parties will request the Independent Accountant to render within thirty (30) days after such retention.

1.8 Allocation. All amounts constituting consideration within the meaning of and for the purposes of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations thereunder shall be allocated among the Purchased Assets and any other rights acquired by Buyer hereunder, as applicable, in the manner required by Section 1060 of the Code. Within sixty (60) days after the Closing Date, Buyer shall prepare an allocation of the Purchase Price and any Assumed Obligations for financial and Tax reporting purposes in accordance with the requirements of Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of state, local, or non-U.S. law as appropriate). Buyer and Granite shall in good faith use their respective commercially reasonable efforts to agree within ninety (90) days after the Closing Date on such allocations for Tax reporting purposes based upon a reasonable determination of the respective fair market values of the Purchased Assets in accordance with the requirements of the Code and the applicable Treasury regulations promulgated thereunder. To the extent Buyer and Granite so agree, then they shall complete and timely file any necessary Tax forms and, and their respective income Tax Returns, in accordance with such allocation. If Buyer and Granite are unable to agree on such allocation within such ninety (90) day period, the allocation shall be referred to Bond & Pecaro or, failing that, another appraisal or accounting firm mutually selected by Buyer and Granite, which will determine only the matters in dispute. Buyer and Seller shall complete and timely file any necessary Tax forms, and their respective income Tax Returns, in accordance with their mutual agreement and otherwise in accordance with the determination of such firm.

None of Buyer, Seller or their Affiliates shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable law. Buyer shall pay one-half (1/2) and Seller one-half (1/2) of all appraisal expenses incurred in connection with determining the allocation.

1.9    Closing.

(a) Subject to any prior termination of this Agreement pursuant to Section 10.1, the consummation of the sale and purchase of the Purchased Assets pursuant to this Agreement and the assumption of the Assumed Obligations (the “Closing”) shall take place at the offices of Cooley LLP, 1299 Pennsylvania Avenue, NW Suite 700, Washington, D.C. 20004 on the fifth (5th) business day after the latest of (i) the date upon which the FCC Consent (as defined below) shall have been granted and shall be in full force and effect and shall have become a Final Order (as defined below), and (ii) the date the HSR Clearance (as defined below) occurs (the “Closing Date”), subject to the satisfaction or waiver of the conditions to Closing set forth herein, or on such other date or at such other location as is mutually agreeable to Buyer and Seller; provided, however, that Buyer in its sole discretion and upon at least ten (10) days prior written notice to Seller may waive the requirement that the FCC Consent become a Final Order, in which event, the date described in clause (i) above will be the date upon which public notice of the grant of the FCC Consent is made by the FCC and the parties will in good faith negotiate a form of unwind agreement relating to the transactions contemplated hereby (the “Unwind Agreement”) and execute and deliver such Unwind Agreement at Closing. For purposes of this Agreement, “Final Order” means an action by the FCC (i) that has not been vacated, reversed, stayed, enjoined, set aside, annulled or suspended; (ii) with respect to which no request for stay, motion or petition for rehearing, reconsideration or review, or application or request for review or notice of appeal or sua sponte review by the FCC is pending; and (iii) as to which the time for filing any such request, motion, petition, application, appeal or notice, and for the entry of orders staying, reconsidering or reviewing on the FCC’s own motion has expired.

(b) The date on which the Closing occurs is referred to herein as the “Closing Date” and, in respect of each Station, 12:01 a.m., local time, for such Station on the Closing Date is referred to herein as the “Effective Time”; provided, however, that with respect to those certain Purchased Contracts relating to advertising time on the Stations, the Effective Time shall be deemed to be 5:00 a.m., local time, on the Closing Date.

1.10    Governmental Consents.

(a) Within five (5) business days after the date of this Agreement, Buyer and Seller shall file one or more applications with the FCC (collectively, the “FCC Application”) requesting FCC consent to the assignment of the FCC Licenses to Buyer. FCC consent to the
FCC Application with respect to the FCC Licenses without any material adverse conditions other than those of general applicability is referred to herein as the “FCC Consent.” Buyer and Seller shall diligently prosecute the FCC Application and otherwise use their commercially reasonable efforts to obtain the FCC Consent as soon as possible; provided, however, except as provided in the first sentence of Section 1.10(b) or in Section 1.10(c), neither Buyer nor Seller shall be required to pay consideration to any third party to obtain FCC Consent.

(b) Buyer shall pay one-half (1/2) and Seller shall pay one-half (1/2) of the FCC filing fees relating to the transactions contemplated hereby, irrespective of whether the transactions contemplated by this Agreement are consummated. Buyer and Seller each shall oppose any petitions to deny or other objections filed with respect to the FCC Application to the extent such petition or objection relates to such party or Person. Neither Buyer nor Seller shall take any intentional action that would, or intentionally fail to take such action the failure of which to take would, reasonably be expected to have the effect of materially delaying the receipt of the FCC Consent. If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, and neither party shall have terminated this Agreement under Section 10.1, Buyer and Seller shall jointly request one or more extensions of the effective period of the FCC Consent; provided, however, that no such extension of the FCC Consent shall limit the right of either party to exercise such party’s rights under Section 10.1.

(c) The “Primary FCC Licenses” shall mean those FCC Licenses set forth in Schedule 1.10(c). The Primary FCC Licenses of the Stations expire on the dates set forth in Schedule 1.1(a). If, at any point prior to Closing, an application for the renewal of any Primary FCC License (a “Renewal Application”) is either pending or must be filed pursuant to the Communications laws, Seller shall timely execute, file and prosecute with the FCC such Renewal Application in accordance with Section 4.1(b) hereof. If the FCC Application is granted by the FCC subject to a renewal condition, then, notwithstanding any limitation in this Section 1.10, the Seller’s satisfaction of such renewal condition shall be deemed a precondition to obtaining the FCC Consent and Governmental Consent. For each Renewal Application that is pending on the date hereof or that must be filed during the pendency of the FCC Application, Seller shall, to the extent reasonably necessary to expedite grant by the FCC of that Renewal Application and thereby to facilitate grant of the FCC Application, promptly enter into a tolling, assignment and assumption or similar agreement (a “Tolling Agreement”) with the FCC to facilitate grant of any Renewal Application, to extend the statute of limitations for the FCC to determine or impose a forfeiture penalty against that Station in connection with (i) any pending complaints that the Station aired programming that contained obscene, indecent or profane material or (ii) any other enforcement matters against the Station with respect to which the FCC may permit Seller to enter into a tolling assignment and assumption or similar agreement, and Seller shall comply with such Tolling Agreement(s). To the extent that it may be required by the FCC, Buyer agrees to become a party to and execute such a Tolling Agreement subject to the condition that, notwithstanding anything to the contrary contained in this Agreement, Seller shall indemnify Buyer for any forfeiture or other penalty that Buyer may incur due to an FCC determination as to Seller’s operation of that Station. Buyer and Seller shall consult in good faith with each other prior to Seller entering into any such Tolling Agreement under this Section
1.10(c); provided, however, that Buyer shall not be required to enter into any Tolling Agreement or agree to fund any Tolling Agreement escrow. In addition, should it be necessary to avoid disruption or delay in the processing of the FCC Application despite Seller’s willingness to enter into a Tolling Agreement, Buyer agrees to request that the FCC apply its policy permitting the transfer of control of Primary FCC Licenses in transactions involving multiple stations to proceed, notwithstanding the pendency of one or more Renewal Applications (the “FCC Renewal Policy”). Buyer shall make such representations and agree to such undertakings as are required to be made in order to invoke the FCC Renewal Policy, including undertakings to assume, as between the parties and the FCC, the position of the applicant before the FCC with respect to any pending Renewal Application and to assume the corresponding regulatory risks relating to any such Renewal Application; provided, however, that nothing set forth in this Section 1.10(c) shall be deemed to amend or modify the provisions of Section 1.3 relating to the Retained Obligations.

(d) Within five (5) business days after the date of this Agreement, Buyer and Seller shall make any required filings with the Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), with respect to the transactions contemplated hereby (including a request for early termination of the waiting period thereunder), and Buyer and Seller shall thereafter use commercially reasonable efforts to promptly respond to all requests received from such agencies for additional information or documentation. Expiration or termination of any applicable waiting period under the HSR Act is referred to herein as the “HSR Clearance.” Buyer shall pay one-half (1/2) and Seller shall pay one-half (1/2) of the HSR filing fees relating to the transactions contemplated hereby, irrespective of whether the transactions contemplated by this Agreement are consummated.

(e) Notwithstanding anything in this Agreement to the contrary, and in addition to the other covenants set forth in this Agreement, Buyer agrees to use commercially reasonable efforts to take promptly reasonable steps necessary to eliminate each and every impediment (but, for the avoidance of doubt, excluding any express or implied obligation of Buyer or any of its Affiliates to divest or otherwise transfer in any manner any existing property or other asset, other than as expressly set forth on Schedule 1.10(e)) and to obtain all consents under any antitrust or competition Legal Requirement, rule or regulation (including the HSR Act) or Communications Act of 1934, as amended, and the rules, regulations and written policies of the FCC promulgated pursuant thereto (the “Communications Laws”) that may be required by the FCC, the FTC, the DOJ, any state Attorney General or any other U.S. federal, state or local Governmental Entity, or any applicable non-U.S. antitrust or competition Governmental Entity, in each case having competent jurisdiction, so as to enable the parties to obtain the FCC Consent and the HSR Clearance, to avoid the entry of (or to effect the dissolution of or vacate or lift) any order that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement and to close the transactions contemplated by this Agreement as promptly as practicable.

(f) In connection with their obligations pursuant to this Section 1.10 with respect to pursuing the FCC Consent and the HSR Clearance, Buyer and Seller shall (i) keep each other informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, any governmental agency and of any material communication received or given in connection with any Action by a private party, in each case with respect to this Agreement, the Stations, the Business or the transactions contemplated hereby, (ii) notify each other of all documents filed with or received from any governmental agency with respect to this Agreement, the Stations, the Business or the transactions contemplated hereby, (iii) furnish each other with such information and assistance as the other may reasonably request in connection with their preparation of any governmental filing hereunder and (iv) cooperate in all reasonable respects with each other in connection with any filing or submission with a governmental agency in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before any governmental agency relating to this Agreement, the Stations, the Business or the transactions contemplated hereby, including any Action initiated by a private party. Subject to applicable laws relating to the exchange of information, each of Buyer and Seller shall have the right to review in advance, and to the extent practicable each will consult with the other on all information relating to the other party or parties, as the case may be, and their respective Affiliates, that appears in any filing made with, or written materials submitted to, any third party and/or any governmental agency with respect to this Agreement, the Stations, the Business or the transactions contemplated hereby. The FCC Consent and HSR Clearance are referred to herein collectively as the “Governmental Consents”.

1.11 Multi-Station Contracts. For purposes of this Agreement, “Multi-Station Contract” means any contract, agreement or lease used in the Business that one or more Other Seller Stations is party to, or has rights or obligations with respect to, and “Material Multi- Station Contract” means any Multi-Station Contract for which (a) the obligations under such contract, agreement or lease require payment by Seller in excess of $50,000 annually, or (b) the rights under such contract, agreement or lease entitle Seller to receive in excess of $50,000 annually. Schedule 1.11 includes a list, as of the date hereof, of the Material Multi-Station Contracts. The rights and obligations under each Multi-Station Contract that is assigned to and assumed by Buyer (and included in the Purchased Assets and Assumed Obligations, as the case may be) shall include only those rights and obligations under such Multi-Station Contract to the extent that they are applicable to the Stations. The rights of each Other Seller Station with respect to such Multi-Station Contract and the obligations of each Other Seller Station with respect to such Multi-Station Contract shall not be assigned to and assumed by Buyer (and shall be Excluded Assets and Retained Obligations, as the case may be). Subject to the provisions of this Section 1.11, the Purchased Assets shall include those rights to the extent relating to the Business which are attributable to the period from and after the Effective Time under a Multi- Station Contract, subject to the terms and conditions of such Multi-Station Contract (such rights, the “Multi-Station Contract Rights”), and the Assumed Obligations shall include those obligations to the extent relating to the Business which are attributable to the period from and after the Effective Time under a Multi-Station Contract, subject to the terms and conditions of each such Multi-Station Contract (such obligations, the “Multi-Station Contract Obligations”). All rights and obligations which arise under a Multi-Station Contract other than the Multi-Station Contract Rights and the Multi-Station Contract Obligations shall in all cases be included in the Excluded Assets and the Retained Obligations, as applicable. For purposes of determining the scope of the Multi-Station Contract Rights and the Multi-Station Contract Obligations, the rights and obligations under each Multi-Station Contract shall be equitably allocated among (1) the Stations, on the one hand, and (2) the Other Seller Stations, on the other hand, in accordance with the following equitable allocation principles:

(a)    any allocation set forth in the Multi-Station Contract shall control;
(b) except as set forth on Schedule 1.11(b), if there is no allocation in the Multi-Station Contract as described in clause (a) hereof, then any reasonable allocation previously made by Seller or its Affiliates (as applicable) in the ordinary course of business or consistent with Seller’s or its Affiliates’ (as applicable) historical expense allocation of such Multi-Station Contract shall control;

(c) if there is no reasonable allocation as described in clause (b) hereof, then the quantifiable proportionate benefit to be received by Seller and Buyer after the Effective Time (to be determined by mutual good faith agreement of Seller and Buyer) shall control; and

(d) if not quantifiable as described in clause (c) hereof, then reasonable accommodation (to be determined by mutual good faith agreement of Seller and Buyer) shall control.

Subject to any applicable third-party consents, authorizations, approvals, waivers or notices, such allocation shall be effectuated at the election of Seller by termination of the Multi- Station Contract in its entirety and the execution of new contracts or by an assignment to and assumption by Buyer of the Multi-Station Contract Rights and the Multi-Station Contract Obligations under such Multi-Station Contract. The parties shall use reasonable best efforts to obtain any such new contracts or assignments to, and assumptions by, Buyer in accordance with this Section 1.11 and Section 5.5. Seller shall keep Buyer reasonably informed and shall consult with Buyer in good faith in making any determinations described in this paragraph.

ARTICLE 2
SELLER REPRESENTATIONS AND WARRANTIES

Seller hereby makes the following representations and warranties to Buyer:

2.1 Organization. Each Seller Entity is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with full power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted and as currently contemplated to be conducted, and is qualified to do business in each jurisdiction in which its respective Purchased

Assets are located. Each Seller Entity has the requisite power and authority to execute, deliver and perform this Agreement and all of the other agreements and instruments to be made by such Seller Entity pursuant hereto (collectively the “Seller Ancillary Agreements”) and to consummate the transactions contemplated hereby and thereby.

2.2 Authorization. The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby by Seller have been duly authorized and approved by all necessary action of Seller and its respective directors, managers, officers, stockholders and members, as applicable, and do not require any further authorization or consent of Seller or its respective directors, managers, officers, stockholders or members, as applicable. This Agreement is, and each Seller Ancillary Agreement when executed and delivered by Seller and the other parties thereto will be, a legal, valid and binding agreement of Seller, enforceable in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

2.3 No Conflicts. Except as set forth on Schedule 2.3 and except for the Governmental Consents and consents to assign the Purchased Contracts indicated as requiring consent on Schedule 1.1(c) and Schedule 1.1(d), the execution, delivery and performance by Seller of this Agreement and the Seller Ancillary Agreements and the consummation by Seller of any of the transactions contemplated hereby or thereby does not and will not, in any material respect, conflict with, violate, result in a breach of the terms and conditions of, or, with or without notice or the passage of time, result in any material breach, event of default or the creation of any Lien under, any Real Property Lease listed on Schedule 1.1(c), or any other Purchased Contract, any organizational documents of Seller or any law, judgment, order, or decree to which Seller is subject or to which its assets are bound, or require the consent or approval of, or a filing by Seller with, any governmental or regulatory authority or any other Person.

2.4    FCC Licenses.

(a) Schedule 1.1(a) sets forth all of the FCC Licenses (and the expiration dates thereof), which constitute all of the licenses, permits, authorizations and registrations of the FCC required for the lawful operation of the Business and the ownership of the Purchased Assets or otherwise material to the present operation of the Business and the ownership of the Purchased Assets, all required FCC antenna structure registrations that are used in the Business, and any pending applications for renewal or modification of the FCC Licenses. Except as set forth on Schedule 1.1(a): (i) the FCC Licensees are holders of the FCC Licenses described on Schedule 1.1(a), (ii) the FCC Licenses are in full force and effect in accordance with their terms and have not been revoked, suspended, canceled, rescinded or terminated and have not expired, (iii) there is not pending, or, to Seller’s Knowledge (as defined below), threatened, any action by or before the FCC to revoke, suspend, cancel, rescind or materially adversely modify any of the FCC Licenses (other than proceedings to amend FCC rules of general applicability), (iv) there is not issued or outstanding, by or before the FCC, any order to show cause, notice of violation, notice of apparent liability, or order of forfeiture against the Business or Seller with respect to the Business that could result in any such action, (v) the FCC Licenses have been issued for the full terms customarily issued by the FCC for each class of Station, and (vi) the FCC Licenses are not subject to any condition except for those conditions appearing on the face of the FCC Licenses and conditions generally applicable to each class of Station. The Stations and the Business are operating in compliance in all material respects with the terms of the FCC Licenses and the Communications Laws. To Seller’s Knowledge after appropriate inquiry to the FCC with respect to indecency and enforcement matters, there are no facts or circumstances that might reasonably be expected to (a) result in the FCC’s refusal to grant the FCC Consent or any Renewal Application or otherwise disqualify Seller, (b) materially delay obtaining the grant of the FCC Consent or any Renewal Application, (c) cause the FCC to impose a material condition or conditions on its granting the FCC Consent or any Renewal Application or (d) result in any challenge to the FCC Application or any Renewal Application. “Knowledge” with respect to Seller, shall mean the actual knowledge, after due inquiry, of (i) the president, chief operating officer, chief financial officer and Senior Vice-President, Operational and Corporate
Development of Granite, and (ii) the general manager and chief engineer (or person holding a similar position, but not including any contract employee or consultant) of each Station.

(b) Schedule 1.1(d) contains, as of the date hereof, (i) a list of all retransmission consent agreements with multi-channel video programming distributors, including cable systems, telephone companies, and DBS systems (together, “MVPDs”) with respect to each Station, and (ii) a list of the MVPDs with more than 5,000 subscribers that, to Seller’s Knowledge, carry any Station outside such Station’s Nielsen Designated Market Area (“DMA”). Except as set forth on Schedule 2.4(b), Seller has entered into retransmission consent agreements with respect to each MVPD with more than 5,000 subscribers in any of the Stations’ DMAs. Since January 1, 2013, except as set forth on Schedule 2.4(b), (x) no headend with more than 5,000 subscribers covered by an MVPD in any of the Stations’ DMAs has provided written notice to Seller of any material signal quality issue or has failed to respond to a request for carriage or, to Seller’s Knowledge, sought any form of relief from carriage of a Station from the FCC and (y) Seller has not received any written notice from any MVPD with more than 5,000 subscribers in any of the Station’s DMAs of such MVPD’s intention to delete a Station from carriage or to change a Station’s channel position.

2.5    Taxes.

(a) Seller has, in respect of the Business, timely filed all material Tax Returns which are required to have been filed (taking into account any permitted extension of time within which to file) under applicable law, and all such Tax Returns are complete, true and correct in all material respects. Seller has fully and timely paid all material Taxes due and payable whether or not shown on any Tax Return, except for Taxes being contested in good faith by appropriate proceedings. As used herein, “Taxes” shall mean any and all federal, state, local, county, provincial, national, foreign and other taxes, assessments, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any governmental or taxing authority including, without limitation, taxes or other charges on or with respect to income, gross receipts, minimum, franchises, windfall or other profits, gross receipts, property, environmental, custom duties, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, disability or net worth taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, conveyance, value added, or gains taxes, license, registration and documentation fees and similar charges, and “Tax Returns” shall mean any returns, reports, claims for refund, declarations of estimated Taxes and information statements, including any schedule or attachment thereto or any amendment thereof, with respect to Taxes required to be filed with any governmental or taxing authority, domestic or foreign, including consolidated, combined and unitary tax returns.

(b)    With respect to the Business:

(i) No issues have been raised by any taxing authority in connection with Seller’s liability with respect to Taxes and no Seller has waived any statute of limitations in respect of Taxes or agreed to any extension of time to assess a Tax.

(ii) There are no Liens on any of the assets of Seller with respect to Taxes nor, to Seller’s Knowledge, is any taxing authority in the process of imposing any lien for Taxes on any such assets.

(iii) Seller has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any independent contractor, creditor, stockholder, or other third party, and all Forms 1099 required with respect thereto have been timely filed.

(c) There is no dispute or claim concerning any Tax liability of Seller claimed or raised by any authority in writing. Schedule 2.5 lists all material Tax Returns filed with respect to each Seller for taxable periods ended after December 31, 2009, indicates those Tax Returns have been audited, and indicates those Tax Returns that currently are the subject of audit.

(d)    No Seller has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

2.6    Tangible Personal Property.

(a) Schedule 1.1(b) contains a list of material items of Tangible Personal Property included in the Purchased Assets with respect to each Station. Seller has good and valid title to the Tangible Personal Property free and clear of liens, mortgages, pledges, security interests, claims and encumbrances (“Liens”), other than Permitted Liens or other Liens identified on Schedule 2.6(a). As used herein, “Permitted Liens” means, collectively, (a) statutory liens for taxes, assessments and governmental charges not yet due and payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been created in accordance with GAAP; (b) Liens arising under any zoning laws or ordinances which are not violated by the current use or occupancy of the Real Property or the operation of the Business thereon, other than any such Liens resulting from any violation or non- compliance in any material respect with such zoning laws or ordinances by Seller; (c) any right reserved to any governmental authority to regulate the affected property that is stated in any permits or recorded documents; (d) in the case of any leased Purchased Asset, (i) the rights of any lessor under the applicable Purchased Contract or any Lien granted by any lessor, (ii) any statutory Lien for amounts that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been created in accordance with GAAP and (iii) the rights of the grantor of any easement or any Lien granted by such grantor on such easement property, (e) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, material men and other Liens imposed by law arising or incurred in the ordinary course of business for amounts that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been created in accordance with GAAP and that are not resulting from any breach, violation or default by Seller of any Purchased Contract or applicable law, (f) Liens created by or through Buyer or any of its Affiliates, (g) any Liens that would be set forth in a title policy relating to Seller’s interests in the Real Property, or any easements, rights-of-way, restrictions and other similar Liens of record set forth in any state, local or municipal recording or like office, which do not materially interfere with the present use of any Real Property, any Station or other Purchased
Asset or with the operation of the Business, (h) Liens that will be released prior to or as of the Closing Date, including, without limitation, all mortgages and security interests securing indebtedness of Seller, (i) non-exclusive licenses of Intellectual Property granted in the ordinary course of business, and (j) Liens designated as Permitted Liens on Schedule 2.6, if any. Other than the Tangible Personal Property, no material tangible personal property is used or necessary in the conduct of the business of Seller as currently conducted.

(b)    Except as set forth on Schedule 1.1(b), each material item of Tangible
Personal Property is in good operating condition, ordinary wear and tear excepted.

2.7    Real Property/Leases.

(a) Schedule 1.1(c)(i) lists the address and owner of all Owned Real Property. Immediately prior to the Closing, Seller will have good and marketable fee simple title to the Owned Real Property free and clear of Liens, other than Assumed Obligations and Permitted Liens. No Seller is obligated under, nor is a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any of the Owned Real Property or any portion thereof or interest therein. Seller has not leased or otherwise granted to any Person the right to use or occupy any of the Owned Real Property or any portion of the income or profits from the sale, operation or development thereof.

(b) Neither Seller, nor to Seller’s Knowledge, any other party to any Real Property Lease has violated any provision of, or committed or failed to perform any act which, with notice, lapse of time or both, would constitute a material default under the provisions of any of the Real Property Leases. Schedule 2.7(b) includes a list of all Real Property Leases, the location of the underlying Leased Real Property and the parties to the Real Property Leases. Seller has a good and valid leasehold interest in the real property subject to the Real Property Leases (the “Leased Real Property”). Seller has not subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property. Except for Permitted Liens that will be released at Closing, Seller has not collaterally assigned or granted any other security interest in any Real Property Lease. There are no outstanding obligations regarding construction or other work or installations to be performed by or on behalf of Seller at the Leased Real Property except for obligations that have been adequately reserved for. The Owned Real Property and Leased Real Property constitute all real property used or held for use in the conduct of the Business. The Owned Real Property includes, and the Real Property Leases provide, sufficient access to each Station’s facilities. There are no oral agreements regarding the use or occupancy of the Owned Real Property or the Leased Real Property.

(c) There is not pending nor, to Seller’s Knowledge, threatened any (i) zoning application or proceeding; (ii) condemnation, eminent domain or taking proceeding; or (iii) other action relating to any Owned Real Property or portion thereof or interest therein or, to Seller’s Knowledge, any Leased Real Property. As of the date hereof, Seller has not received written (or, to Seller’s Knowledge, other) notice of default or violations in connection with any material permits required for the occupancy and operation of the Real Property. There are no abatements, reductions, or payments in lieu of Taxes affecting any of the Real Property, nor are there any agreements with any governmental entity regarding hiring or wage requirements.
(d) Except as set forth on Schedule 2.7(d), (i) there is legal and practical access to the Real Property and the Real Property is served by all utilities and services necessary for the proper and lawful conduct and operation of the Business as currently conducted, and (ii) the buildings, improvements and fixtures on the Owned Real Property are in good operating condition and repair, subject to normal wear and tear, and are available for immediate use in, and are otherwise suitable for, the operation of the Business, including the Stations, as currently conducted. All major building systems, including roof, foundation, plumbing, heating, ventilation and air conditioning systems and equipment, electrical, telephone, natural gas, water, sanitary and storm sewer systems and facilities in, on or serving the Real Property are in good working order and all necessary licenses have been obtained in connection therewith.

(e) The Improvements are in good condition and repair, and adequate to operate such facilities as currently used, and the towers, antennae, fixtures and Improvements on the Real Property are suitable for the current operation of the Business. To Seller’s Knowledge, there are no (i) structural defects, or defects in the mechanical or building systems, in the Improvements or (ii) other facts or conditions affecting any of the towers, antennae, Improvements or Real Property which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the towers, antennae, Improvements or Real Property or any portion thereof in the operation of the Business. For the purposes hereof, “Improvements” shall mean all buildings, structures, improvements, fixtures, furniture, building systems and equipment, and all components thereof located on any Owned Real Property, and all buildings, structures, improvements, fixtures, furniture, building systems and equipment, and all components thereof located on any real property leased, subleased or licensed under any Real Property Lease which are owned by Seller, regardless of whether title to such Improvements are subject to reversion to the landlord or other third party upon the expiration or termination of such Real Property Lease.

2.8    Contracts.

(a) Schedule 1.1(d) sets forth a true and complete list of all contracts, agreements, licenses and leases that relate to the Business or the ownership of the Purchased Assets (including all contracts for the sale of advertising time, programming and film contracts, syndication contracts, national sales representation contracts, employment contracts, retransmission contracts, network affiliation contracts, Collective Bargaining Agreements, Real Property Leases, income-producing leases and agreements and Multi-Station Agreements), other than (a) contracts for the sale of time on the Stations which are for cash consistent with prior practices for the periods in question and with not more than twelve (12) months remaining in their terms or (b) contracts which (i) were entered into in the ordinary course of business and which are terminable by Buyer after the Closing on thirty (30) days’ notice or less without penalty or premium, or (ii) are not reasonably expected to impose monetary obligations on Seller in 2014 in excess of $50,000 individually and which impose no material restrictions on the operation of the Business (including on the use of any material Intangible Property). Seller has made available to Buyer true and complete copies of the Purchased Contracts (including all amendments and supplements thereto) required to be listed on Schedule 1.1(d) (or Final Schedule
1.1(d)).    Except as set forth on Schedule 1.1(d), there are no capital leases that relate to the operation of the Business or the ownership of the Purchased Assets.
(b) Each of the Purchased Contracts is in full force and effect and is binding and enforceable upon Seller and, to Seller’s Knowledge, the other parties thereto (subject to bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered a proceeding in equity or at law)). Seller has performed its obligations under each of the Purchased Contracts in all material respects and is not in material default thereunder, and to Seller’s Knowledge, no other party to any of the Purchased Contracts is in default thereunder in any material respect and there does not exist any event, condition or omission that would constitute such a default (whether by lapse of time or notice or both) by Seller or, to Seller’s Knowledge, such other party.

(c) Unless otherwise listed on Schedule 2.3, Seller’s rights, title and interest in and to each of the Purchased Contracts (or the Multi-Station Contract Rights, as the case may be) are fully assignable to Buyer without the consent, approval or waiver of any other Person and the assignment of such Purchased Contracts will give no party thereto the right to terminate such Purchased Contract.

2.9 Environmental. Except as set forth on Schedule 2.9, and except as would not reasonably be expected to result in Seller or any owner or operator of the Business or the Real Property incurring material liability under any applicable Environmental Law (as defined below), without limiting in any manner Section 5.10(a), (a) Seller is and has been in compliance with all Environmental Laws applicable to the Business, the Purchased Assets, and the Real Property, which compliance includes obtaining, maintaining and complying in all material respects with all permits, licenses or other authorizations required by Environmental Law for the operation of the Business or use of the Real Property, (b) no claims are pending or, to Seller’s Knowledge, threatened against Seller, the Business, the Purchased Assets or the Real Property alleging a violation of, or liability under, Environmental Laws, (c) there are no conditions resulting from the operations of the Business or existing at or resulting from the Purchased Assets or any Real Property that would result in the owner or operator of the Business or the Real Property incurring liability under Environmental Laws, (d) there has been no release of Hazardous Materials on, at, or under any Real Property, (e) Seller has not assumed, either by contract, operation of law, or otherwise, any liability under Environmental Law of any other Person relating to the Business, (f) there is no pending or, to Seller’s Knowledge, threatened Action by any Person arising from or related to electromagnetic spectrum pollution or emissions generated by or originating from the Stations or otherwise related to the operation of the Business, (g) the operations of the Business do not exceed the permissible levels of exposure to RF radiation specified in the Communications Laws or under Environmental Laws, (h) during the last five (5) years from the date hereof, Seller has not received any request for information, notice of violation or other communication from any Governmental Entity or third party alleging a violation of or liability under any Environmental Law or any damage or liability related to human health or safety related to the Business, and (i) to Seller’s Knowledge, Seller has made available to Buyer copies of all non-privileged environmental assessments, audits, investigations or other similar environmental reports relating to the Business, the Purchased Assets or the Real Property that are in the possession, custody or control of Seller. For purposes of this Agreement, the following terms have the following meanings: (i) “Environmental Law” shall mean any and all federal, state or local laws (including common law), statutes, rules, regulations, codes, policies, ordinances, orders, injunctions and directives, in effect on or prior to the Closing Date:
(a) related to releases or threatened releases of, or exposure to, any Hazardous Materials; (b) governing the use, treatment, storage, disposal, transport or handling of Hazardous Materials; or (c) related to pollution or the protection of the Environment or human or worker health and safety (with respect to management of or exposure to hazardous substances). Such Environmental Laws include, without limitation, the following federal laws: the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Emergency Planning & Community Right-to-Know Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Occupational Health and Safety Act, as it relates to management of or exposure to hazardous substances, and the Toxic Substances Control Act; (ii) “Hazardous Materials” shall mean (A) all chemicals, materials, substances or wastes classified, characterized or regulated as “hazardous,” “toxic,” “pollutant” or “contaminant,” or words of similar meaning, defined, listed, classified, regulated or prohibited under any Environmental Law, (B) all petrochemical or petroleum products, oil or radioactive materials, and (C) any other chemical, material, substance, emission or media exposure to which may be harmful to human health or is prohibited, limited or regulated by any Environmental Law; and (iii) “Environment” shall mean surface waters, ground waters, surface water sediment, soil, subsurface strata, buildings, indoor air, ambient air and other environmental medium.

2.10    Intangible Property.

(a) Schedule 2.10(a) contains a description of the Intangible Property (including Internet domain names) that is registered or patented, or the subject of an application for registration or patent, with the U.S. Patent and Trademark Office (or any equivalent foreign offices). The Intangible Property required to be described on Schedule 2.10(a) is subsisting and, to Seller’s Knowledge, valid and enforceable, except as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) Except as set forth on Schedule 2.10(b), (i) the operation of the Business does not infringe upon, misappropriate or otherwise conflict with any third Person’s Intellectual Property, (ii) to Seller’s Knowledge, none of the Intangible Property is being infringed upon, misappropriated or otherwise conflicted with by any third party, (iii) no Intangible Property is the subject of any pending or, to Seller’s Knowledge, threatened Action claiming infringement or misappropriation of or other conflict with any third party’s Intellectual Property by Seller or the Business, and (iv) in the past four (4) years, Seller has not received any written (or, to Seller’s Knowledge, other) claim or notice asserting that the operation of the Business infringes upon, misappropriates or otherwise conflicts with the Intellectual Property of any other Person or challenging the ownership, use, validity or enforceability of any material Intangible Property, and, to Seller’s Knowledge, there is no reasonable basis for any of the foregoing. To Seller’s Knowledge, Seller is the owner of or has the right to use the Intangible Property free and clear of Liens, other than Permitted Liens. Other than the Intangible Property, no material Intellectual Property is used or necessary in the conduct of the business of Seller as currently conducted.

(c) With respect to each Website, to Seller’s Knowledge, Seller has taken commercially reasonable steps to: (i) maintain what it believes are adequate computer resources to help ensure that no service outages will occur due to insufficient data-storage, memory, server response levels or other related reasons (except outages which are at industry acceptable levels); (ii) protect the confidentiality, integrity and security of such Websites against any unauthorized use, access, interruption, modification or corruption, as the case may be; (iii) obtain consent for its acquisition, storage, transfer and use of personal information as required by applicable law; and (iv) put in place policies and procedures to limit the liability of Seller as a host of user- generated content. To Seller’s Knowledge, all material proprietary Intangible Property produced or otherwise exclusively generated by or for Seller, whether by assignment, work made for hire or otherwise, including, without limitation, any content posted on the Websites and which material Intangible Property is produced solely by or for the benefit of Seller, is owned exclusively or validly licensed by Seller. Seller has taken reasonable steps to ensure that all Persons (including current and former employees of Seller and any independent contractors) who create or contribute to material proprietary Intangible Property owned or used by Seller in the conduct of the Business have assigned to Seller in writing all of their rights therein that did not initially vest with Seller by operation of law.

(d) Subject to obtaining any required consents set forth on Schedule 2.3, and except for the Seller Marks, from and after Closing, the Intangible Property shall be owned or available for use by Buyer on terms and conditions that are identical to the terms and conditions under which Seller owned or used such Intellectual Property immediately prior to the Closing.

2.11    Employees; Labor Matters.

(a) Except as set forth on Schedule 2.11, since January 1, 2008, Seller is and has been in compliance with all labor and employment laws, rules and regulations applicable to the Business, including those which relate to wages, hours, benefits, terms and conditions of employment, discrimination in employment, collective bargaining, equal employment opportunity, harassment, immigration, disability, workers’ compensation, unemployment compensation, the payment of social security and similar taxes, the classification of employees, plant closing and layoff of employees, and occupational health and safety. Except as set forth on Schedule 2.11, there is, and since January 1, 2013 there has been, no unfair labor practice charge, employment discrimination charge, or other complaint against or affecting Seller in respect of the Business pending or, to Seller’s Knowledge, threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental body including any state labor relations board or equal opportunity agency or any court or tribunal, nor has any written complaint pertaining to any such charge or complaint or potential charge or complaint been filed against Seller, and there is, and for the past three (3) years has been, no strike, picketing, labor dispute, request for representation, slowdown or work stoppage pending or, to Seller’s Knowledge, threatened in respect of the Business.

(b) Other than the collective bargaining agreements set forth on Schedule 2.11 (the “Collective Bargaining Agreements”), Seller is not party to or subject to any collective bargaining, union or similar agreement with respect to the Employees, and, to Seller’s Knowledge, other than the Labor Unions parties to the Collective Bargaining Agreements (“Labor Unions”), no union or other labor organization represents or claims to represent or is attempting (or within the past three (3) years has attempted) to organize such employees. To Seller’s Knowledge, there are, and for the past three (3) years have been, no ongoing or threatened union decertification activities relating to Employees. With respect to the transactions contemplated by this Agreement, any notice required under any law or Collective Bargaining Agreement has been or prior to Closing will be given by Seller, and all bargaining obligations have been or prior to Closing will be satisfied by Seller.

(c) Schedule 2.11(c) sets forth a complete and correct list of each deferred compensation, incentive compensation, stock purchase, stock option, retention, severance or termination pay, hospitalization or other medical, life, or other insurance, supplemental unemployment benefits, profit-sharing, 401(k), pension or retirement plan, program or agreement, and each other material employee benefit plan, program, agreement, arrangement, contract or policy, that currently is sponsored, maintained, or contributed to or required to be contributed to by Seller or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with Seller would be deemed a “single employer” within the meaning of Section 414 of the Code or Section 4001(b)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), for the benefit of any Employee (collectively with the employment agreements or severance agreements referenced in Section 1.1(d), the “Benefit Plans”). Schedule 2.11(c) identifies each of the Benefit Plans that is an “employee welfare benefit plan” or “employee pension benefit plan” as such terms are defined in Sections 3(1) and
3(2) of ERISA. None of the Employees participate, or have participated within the past five years, in a multiemployer pension plan (within the meaning of Section 4001(a)(3) of ERISA that is covered by Title IV of ERISA, nor has Seller been required to or contributed to such a plan for any Employee within the past five years. Each of the Benefit Plans has been and is operated and administered in accordance with its terms in all material respects and in material compliance with applicable requirements of the Code, ERISA, and other applicable Legal Requirements. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a currently applicable favorable determination letter from the Internal Revenue Service and, to Seller’s Knowledge, nothing has occurred that would adversely affect the qualification of such Benefit Plan. With respect to each Benefit Plan to which Seller is obligated to contribute under the Collective Bargaining Agreements, all contributions for all periods ending prior to or on the Closing Date shall have been made or will be made by Seller.

(d) Except as disclosed on Schedule 2.11(d), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (alone or in combination with any other event) (i) result in any payment becoming due (for severance, termination pay or otherwise) to any Employee or satisfy any prerequisite to any payment or benefit to any Employee, (ii) increase any benefits or give rise to any liability under any Benefit Plan, or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefits under any Benefit Plan, or increase the amount of compensation or benefits due to any Employee or their beneficiaries, or (iv) result in the payment of any compensation or other payments to any Employee resulting from the loss of deductibility or the imposition of an excise tax (under Sections 280G and 4999 of the Code, respectively) after giving effect to the transactions contemplated hereby.

2.12 Insurance. Seller maintains insurance policies or other arrangements with respect to the Business and the Purchased Assets consistent with its practices for other stations, and will maintain such policies or arrangements until the Effective Time. Schedule 2.12 includes a true and complete list of all insurance policies maintained by or on behalf of Seller. Seller has made available to Buyer true and complete copies of all such insurance policies, together with copies of all policy endorsements. There is no material claim pending under any of such insurance policies relating to Seller or the Business.

2.13 Compliance with Law; Permits. Except as set forth on Schedule 2.13, Seller has complied in all material respects with all laws, ordinances, codes, rules and regulations, and all decrees, judgments and orders of any Governmental Entity which are applicable to the Business or Seller in respect of the Business, including, without limitation, the requirements of the FCC and the Federal Aviation Administration with respect to the Stations’ antennas, and, to Seller’s knowledge, Seller has not been charged and is not under investigation with respect to any material violation of any the foregoing. Schedule 2.13 sets forth a true and complete list of all Permits. Except as set forth on Schedule 2.13, (x) Seller holds all material licenses, franchises, permits, certificates, approvals and authorizations, including all required FCC Antenna Structure Registrations, from Governmental Entities necessary for the ownership and operation of the Business (collectively, “Permits”), (y) all such Permits are valid and in full force and effect and (z) Seller is in compliance in all material respects with the terms of all Permits and, there is no Action pending or, to Seller’s Knowledge, threatened regarding the suspension, revocation, or cancellation of any Permits.

2.14 Litigation; Orders. Except as set forth on Schedule 2.14, there is no legal or administrative claim, suit, action, complaint, charge, grievance, arbitration, audit, investigation, inquiry or other proceeding (each, an “Action”) pending or, to Seller’s Knowledge, threatened against Seller (i) pertaining to the Business or (ii) which would reasonably be expected to affect Seller’s ability to perform its obligations under this Agreement or any Seller Ancillary Agreement or otherwise impede, prevent or materially delay the consummation of the transactions contemplated by this Agreement or any Seller Ancillary Agreement. Except as set forth on Schedule 2.14, except for orders applicable to the broadcast television industry generally, there is no material decree, judgment or order of any Governmental Entity (i) to which Seller is subject or (ii) by which any material asset or property owned or used by any Seller in the operation of the Business is subject. To Seller’s Knowledge, no director, officer or employee of Seller is subject to any decree, judgment or order of any Governmental Entity that prohibits such Person from engaging in or continuing any material service provided to the Business.

2.15 Financial Statements. Schedule 2.15 sets forth copies of the following un-audited financial statements from Seller’s internal reporting system, on a per market basis with respect to the Business, relating to the operation of the Stations (such financial statements, collectively, the “Financial Statements”) (a) each un-audited balance sheet as of the fiscal year ended December 31, 2012, (b) each un-audited statement of operations for the fiscal year ended December 31, 2012, and (c) each un-audited balance sheet as of November 30, 2013 and the related un-audited statement of operations for the eleven (11) month period then ended. The Financial Statements have been derived from the books and records of Seller relating to the Business and fairly present, in all material respects, the financial position and results of operations, on a per market basis with respect to the applicable Station, of the Business as of the dates thereof and for the periods indicated therein in conformity with GAAP and reflect all costs and expenses of conducting the Business of each Station, including proper allocations for all costs and expenses of services performed for Seller by its Affiliates. Except as set forth on Schedule 2.15, Seller has no liabilities or obligations with respect to the Business which would be required to be disclosed on a balance sheet or in footnotes thereto, in each case prepared in accordance with GAAP, except (i) liabilities which are adequately reflected or reserved against in the balance sheets as of November 30, 2013 included in the Financial Statements and (ii) current liabilities incurred in the ordinary course of business since November 30, 2013.

2.16 Absence of Changes. Since December 31, 2012, there has not occurred a Material Adverse Effect. Since December 31, 2012, except for the Detroit TBA and except as set forth on Schedule 2.16, the Business has been operated in all material respects in the ordinary course of business consistent with past practice.

2.17 Purchased Assets; Sufficiency. Seller has good and valid title to, or a valid leasehold interest in, the Purchased Assets free and clear of all Liens (other than Permitted Liens). The Purchased Assets include all assets that are owned, leased or licensed by Seller and exclusively or primarily used or exclusively or primarily held for use in the Business, except for the Excluded Assets. Except for the Excluded Assets or as set forth on Schedule 2.17, the Purchased Assets constitute all the assets and properties (including Purchased Contracts and FCC Licenses), whether tangible or intangible, whether personal, real or mixed, wherever located, that are used in the Business and are sufficient to conduct the Business in the manner in which it is conducted on the date hereof and as of the Closing Date.

2.18 No Brokers. Except for services of Houlihan Lokey to Seller, for which the applicable fee shall be paid by Seller, no broker, investment banker, financial advisor or other third party has been employed or retained by Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement or is or may be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any of its Affiliates.

2.19 Transactions with Affiliates. Except as set forth on Schedule 2.19, there are no arrangements between Seller, on the one hand, and any of its Affiliates, on the other hand, relating to the Business (other than the Excluded Assets (which include all services provide by the employees at Seller’s headquarters) and Multi-Station Contracts). Upon Closing, neither Seller nor any of its Affiliates will have any interest in any asset used in the Business (other than the Excluded Assets and the Multi-Station Contracts).

ARTICLE 3
BUYER REPRESENTATIONS AND WARRANTIES

Buyer hereby makes the following representations and warranties to Seller:

3.1 Organization. Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Buyer has the requisite power and authority to execute, deliver and perform this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto (collectively, the “Buyer Ancillary Agreements”) and to consummate the transactions contemplated hereby.

3.2    Authorization. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby by Buyer have been duly authorized and approved by all necessary action of Buyer and its directors, officers and stockholders and do not require any further authorization or consent of Buyer or its directors, officers or stockholders. This Agreement is, and each Buyer Ancillary Agreement when executed and delivered by Buyer and the other parties thereto will be, a legal, valid and binding agreement of Buyer enforceable in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.3 No Conflicts. Except for the Governmental Consents, the execution, delivery and performance by Buyer of this Agreement and the Buyer Ancillary Agreements and the consummation by Buyer of any of the transactions contemplated hereby or thereby does not and will not conflict with, violate, result in a breach of the terms and conditions of, or, with or without notice or the passage of time, result in any breach, event of default or the creation of any lien under, any lease, contract or agreement to which Buyer is a party or to which its assets are subject, any organizational documents of Buyer, or any law, judgment, order or decree to which Buyer is subject, or require the consent or approval of, or a filing by Buyer with, any governmental or regulatory authority or any third party (other than required filings with the FCC and SEC).

3.4 Litigation. There is no Action pending or, to Buyer’s Knowledge, threatened against Buyer which would reasonably be expected to affect Buyer’s ability to perform its obligations under this Agreement or otherwise impede, prevent or materially delay the consummation of the transactions contemplated by this Agreement. “Knowledge” with respect to Buyer shall mean the actual knowledge, after due inquiry, of the Senior Vice President and General Counsel and Deputy General Counsel of Buyer.

3.5 Qualification. (a) Buyer is legally, financially and otherwise qualified to be the licensee of, acquire, own and operate the Stations under the Communications Laws. Buyer is in compliance with Section 310(b) of the Communications Laws and the FCC’s rules governing alien ownership. (b) There are no facts or circumstances that would, under the Communications Laws and the existing procedures of the FCC, disqualify Buyer as an assignee of the FCC Licenses or as the owner and operator of the Stations. No waiver of or exemption from any provision of the Communications Laws and policies of the FCC is necessary for the FCC Consent to be obtained. (c) To Buyer’s Knowledge, there are no facts or circumstances that might reasonably be expected to (i) result in the FCC’s refusal to grant the FCC Consent or otherwise disqualify Buyer, (ii) materially delay obtaining the FCC Consent or (iii) cause the FCC to impose a material condition or conditions on its granting of the FCC Consent.

3.6 Financing. Buyer acknowledges and agrees that the obligation of Buyer to consummate the transactions contemplated by this Agreement is not conditioned upon Buyer’s ability to finance or pay the Purchase Price and that, if all of the conditions set forth in ARTICLE 7 are satisfied (other than those conditions that by their nature would be satisfied at the Closing) and this Agreement has not been previously terminated, any failure of Buyer to consummate the transactions contemplated by this Agreement at the Closing as a result of the failure to pay the Purchase Price shall constitute a material breach by Buyer of this Agreement giving rise to Seller’s right to terminate this Agreement under Section 10.1(c) hereof, and entitle Seller to receive the Escrow Deposit Fund pursuant to Section 10.5 hereof, subject to the terms and conditions of Section 10.5.

3.7 Solvency. Assuming (a) the satisfaction of the conditions in ARTICLE 7 hereof, and (b) the accuracy in all material respects of the representations and warranties of Seller set forth in ARTICLE 2 hereof, then immediately after giving effect to the transactions contemplated by this Agreement, including any financing, any other repayment or refinancing of debt contemplated in this Agreement, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses, Buyer shall be Solvent (as defined below). For purposes of this Agreement: (i) “Solvent”, when used with respect to Buyer, means that, as of any date of determination, (A) the Present Fair Salable Value (as defined below) of its assets will, as of such date, exceed all of its liabilities, contingent or otherwise, as of such date, (B) Buyer will not have, as of such date, an unreasonably small amount of capital for the business in which it is engaged or will be engaged and (C) Buyer will be able to pay its debts as they become absolute and mature, in the ordinary course of business, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its indebtedness, in each case after giving effect to the transactions contemplated by this Agreement, and the term “Solvency” shall have a correlative meaning; (ii) “debt” means liability on a “claim”; (iii) “claim” for purposes of this Section 3.7 means (A) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured or (B) the right to an equitable remedy for a breach in performance if such breach gives rise to a right to payment, whether or not such equitable remedy is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; and (iv) “Present Fair Salable Value” means the amount that may be realized if the aggregate assets of Buyer (including goodwill) are sold as an entirety with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises.

3.8 Projections and Other Information. Buyer acknowledges that, with respect to any estimates, projections, forecasts, business plans, budget information and similar documentation or information relating to Seller and the Business (“Provided Information”) that Buyer has received from Seller, any of its Affiliates or Seller’s advisors, (a) Buyer is not relying on such documentation in making its determination with respect to signing this Agreement or completing the transactions contemplated hereby, (b) there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, (c) Buyer is familiar with such uncertainties, (d) Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it, and (e) Buyer does not have, and will not assert, any claim against Seller, its Affiliates or any of its directors, officers, members, managers, employees, Affiliates or representatives, or hold Seller or any such Persons liable with respect thereto. Buyer represents and warrants that neither of Seller nor any of its Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any Provided Information or the transactions contemplated by this Agreement not expressly set forth in this Agreement, and, neither Seller nor any of its Affiliates or any other Person will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer or its representatives or
Buyer’s use of, any such Provided Information, including any confidential memoranda distributed on behalf of Seller relating to the Provided Information. Notwithstanding anything herein to the contrary, nothing in this Section 3.8 will in any way limit Buyer’s rights (including under Section 7.1(a) and ARTICLE 9) with respect to representations and warranties of Seller explicitly included in this Agreement or any certificate delivered pursuant to Section 8.1(c).

3.9 Brokers. Except for services of Wells Fargo to Buyer, for which the applicable fee shall be paid by Buyer, no broker, investment banker, financial advisor or other third party has been employed or retained by Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement or is or may be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any of its Affiliates.

ARTICLE 4

CERTAIN COVENANTS

4.1 Seller’s Covenants. Between the date hereof and Closing, except as permitted by this Agreement or as specifically permitted in any schedule to any subsection of Schedule 4.1 or required by applicable law or the regulations or requirements of any regulatory organization applicable to Seller, unless Buyer otherwise consents in writing (which request must be in writing and may be in the form of electronic mail and which request for consent shall, notwithstanding the provisions of Section 11.4, be directed to and promptly considered in accordance with the terms and conditions of this Section 4.1 by the Buyer Principal Liaisons (as defined below) and which consent may be delivered by email and shall not be unreasonably withheld, conditioned or delayed) or unless Buyer does not notify Seller of its objection within three (3) business days after receipt of Seller’s request, and in all cases subject to the terms and conditions of the Detroit TBA, Seller shall:

(a) operate the Business in the ordinary course and conduct the Business in all material respects in accordance with the Communications Laws and with all other applicable Legal Requirements, including using commercially reasonable efforts to preserve and maintain the Business’ goodwill, business, customer and employee relationships, licenses and franchises;

(b) (i) not materially modify any of the FCC Licenses (or any practices, policies or procedures of the Company relating to regulatory compliance) and shall maintain all of the FCC Licenses in full force and effect or (ii) not change any Station’s call letters;

(c) other than in the ordinary course of business, or for the purpose of disposing of obsolete or worthless assets, not (i) sell, lease, license or dispose of or agree to sell, lease, license or dispose of any of the Purchased Assets (other than the Real Property, which is subject to Section 4.1(d) below) unless replaced with similar items of substantially equal or greater value and utility, (ii) create, assume or permit to exist any Liens upon the Purchased Assets, except for Permitted Liens or (iii) dissolve, liquidate, merge or consolidate with any other entity;
(d) (i) maintain and replace the Tangible Personal Property and maintain the Real Property, in each case, in the ordinary course of business, (ii) not grant any easements or licenses with respect to the Real Property, (iii) not dispose of, sell, transfer, acquire, lease, exchange or encumber any Real Property; (iv) not amend, modify or terminate any Real Property Lease or other agreements relating to the Leased Real Property; or (v) not fail to exercise any rights of renewal of a material Real Property Lease that by its terms would otherwise expire;

(e) maintain in all material respects in full force and effect policies of insurance of the same type, character and coverage as the policies set forth in Schedule 2.12;

(f) not enter into any interference acceptance agreement with another FCC licensee that would reasonably be expected to result in electrical interference to a Station in excess of the applicable interference level permitted under the Communications Laws;

(g) (i) upon reasonable advance written notice, give Buyer and its representatives reasonable access at reasonable, mutually agreed-upon times during normal business hours to the Purchased Assets and the books and records and personnel of the Business, and furnish Buyer with information relating to the Purchased Assets or the Business that Buyer may reasonably request, provided, that such access rights shall not be exercised in a manner that unreasonably interferes with the operation of the Business, and (ii) otherwise provide such reasonable assistance and cooperation as may be requested by Buyer from time to time prior to the Closing Date to reasonably facilitate the transition of the Business, including facilities, operations and applicable Business data, to Buyer upon and effective as of the Effective Time;

(h) Except for performance and stay bonuses and other compensation payable solely by Seller in connection with the consummation of the transactions contemplated by this Agreement or as required by law and which in each case have no effect on any Employee’s annual compensation for all purposes hereunder, not enter into or amend (i) any employment agreement with (A) an Employee providing for annual compensation in excess of $75,000 or (B) any other Employee other than in the ordinary course of business, (ii) any severance agreement or (iii) any labor or union agreement or plan, in each case that will be binding upon Buyer or the Business after Closing;

(i) not hire, terminate the employment of, or transfer the employment of any Station general manager or any other Employee with annual aggregate non-equity compensation, including target bonuses, in excess of $75,000, excluding any terminations for “cause” as reasonably determined by Seller;

(j) not (i) increase the compensation (including base salary and bonus or incentive compensation or hourly wage) or benefits payable to any Employee (except for (A) performance and stay bonuses and other compensation payable solely by Seller in connection with the consummation of the transactions contemplated by this Agreement or (B) increases to employee compensation (including base salary and bonus or incentive compensation or hourly wage) made in the ordinary course of business and not exceeding 3% of such employee’s salary and bonus or incentive compensation or hourly wage, as applicable), or (ii) modify any severance policy applicable to any Employee that would result in any increase in the amount of severance payable to any such employee (or would expand or change the circumstances in which such severance is payable);

(k) pay accounts payable and collect accounts receivable of the Business in the ordinary course of business;

(l)    use commercially reasonable efforts to maintain the Stations’ MVPD carriage existing as of the date of this Agreement;

(m) except as permitted pursuant to Sections 4.1(h), 4.1(i), and 4.1(j) hereof, not (i) enter into any agreement or contract (x) for the use of any digital subchannel of any Station or (y) that would have been a Purchased Contract were Seller a party or subject thereto on the date of this Agreement unless such agreement or contract (A) is entered into in the ordinary course of business and (B) does not involve payments by Seller of greater than $50,000 for any individual such contract or $250,000 in the aggregate for all such contracts during any twelve (12) month period, (ii) amend in any material respect or renew any Purchased Contract unless such amendment or renewal (A) is effected in the ordinary course of business and (B) does not increase the amount of payments to be made by Seller during any twelve (12) month period by more than $50,000 for any individual such contract or $250,000 in the aggregate for all such contracts or (iii) terminate or waive any material right under any Purchased Contract other than in the ordinary course of business (excluding the expiration of any Purchased Contract in accordance with its terms) (it being understood that if any such entry into, or amendment or termination of any such agreement or contract is permitted pursuant to this Section 4.1(m) as a result of the references to acts taken in the ordinary course of business, but such action would otherwise be prohibited by any other provision of this Section 4.1, then this Section 4.1(m) shall not be interpreted to permit such action without the prior written consent of Buyer as contemplated hereby);

(n) not materially change any accounting practices, period, policies, procedures or methods relating to the Business (except for any change required under GAAP or applicable law) or maintain its books and records relating to the Business in a manner other than in the ordinary course of business;

(o) not communicate to any Employee any information regarding the prospective terms and conditions of his or her employment with Buyer which is not expressly stated in this Agreement;

(p) promptly enter into, and comply with the terms of, tolling, assignment and escrow agreements on customary terms and conditions, as necessary and requested by the FCC to facilitate grant of the FCC Application or any Renewal Application with respect to any Station;

(q) not take any action, or omit to take any action, or enter into any agreement or contract which would, or would reasonably be expected to, prevent or interfere with the successful prosecution of the FCC Application or any Renewal Application or the consummation of the transactions contemplated by this Agreement, or which is or would be inconsistent with any FCC Application or Renewal Application or the consummation of the transactions contemplated by this Agreement;

(r) not make any acquisition (including by merger, consolidation or acquisition of stock) of the capital stock or a material portion of the assets of any third party, excluding such acquisitions the capital stock or assets of which shall not constitute Purchased Assets or relate to the Business;

(s) maintain its qualifications to hold the FCC Licenses with respect to each Station and not take any action that will impair such FCC Licenses or such qualifications, or cause the grant of FCC Consent to be materially delayed;

(t) promote the Stations and the programming of the Stations (both on-air and using third party media) in the ordinary course of business, taking into account inventory availability;

(u) not voluntarily recognize (except as have been recognized as of the date hereof or required by law), or collectively bargain without the participation by and approval of Buyer with, any labor unions as the collective bargaining representative of any Employee; and

foregoing.
(v)    not agree, commit or resolve to take any actions inconsistent with the

4.2 No Solicitation or Negotiation. Seller agrees that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement Seller shall not (nor shall it permit any of its Affiliates or any of their respective officers, directors, representatives or agents to), directly or indirectly, (i) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (A) relating to any acquisition or purchase of all or any portion of the Business or Seller or (B) to enter into any merger, consolidation, business combination, recapitalization, reorganization or other extraordinary business transaction involving or otherwise relating to the Business or Seller or (ii) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, assist or participate in, or facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. Seller immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. Seller shall notify Buyer promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and if any such proposal or inquiry is made in writing, promptly send to Buyer a copy of such correspondence or other document. Seller agrees not to, without the prior written consent of Buyer, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which Seller is a party. For the avoidance of doubt, nothing herein shall in any way limit Seller’s actions with respect to the Other Seller Stations.

ARTICLE 5
JOINT COVENANTS

Buyer and Seller hereby covenant and agree as follows:
5.1    Confidentiality.

(a) Seller and Buyer (or an Affiliate of Buyer) are parties to a nondisclosure agreement dated September 25, 2013 (the “NDA”) with respect to Seller, the Malara Entities and their stations. To the extent not already a direct party thereto, Buyer hereby assumes the NDA and agrees to be bound by the provisions thereof applicable to its Affiliate which is a party thereto and such NDA shall remain in effect in accordance with its terms. Notwithstanding anything to the contrary contained in the NDA, Buyer’s obligations under the NDA shall terminate upon the Closing.

(b) From and after the Closing for a period of two (2) years, Seller agrees to, and shall cause its Affiliates to: (i) treat and hold as confidential (and not disclose or provide access to any Person (other than Seller or its Affiliates’ employees, investors, advisors, and agents, in each case, who have a need to know and who are subject to confidentiality obligations similar to those set forth in this Section 5.1(b)) all information, whether written or oral, relating to the Purchased Assets, the Business, Buyer or its Affiliates, including, without limitation, information in respect of regulatory compliance, programming, distribution, trade secrets, processes, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of customer and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans with respect to the Business, (ii) in the event that Seller or any Affiliate is requested or required to disclose any such information by law, rule or regulation, provide Buyer with prompt written notice of such request or requirement (to the extent legally permitted and practicable) so that Buyer may seek a protective order or other remedy or waive compliance with this Section 5.1(b), (iii) in the event that such protective order or other remedy is not obtained or sought, furnish only that portion of such confidential information which is legally required to be provided and exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such information; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by Seller or Affiliates. For the avoidance of doubt, Seller will be responsible for any disclosure to any third party by any Affiliate thereof or other Person referenced herein who has a need to know such information that was not expressly permitted by this Section 5.1(b).

5.2 Announcements. Prior to the Closing, no party shall, without the prior written consent of the other, issue any press release or make any other public announcement concerning the transactions contemplated by this Agreement, except to the extent that such party is so obligated by law or any rule or regulation of any securities exchange upon which the securities of such party are listed or traded, in which case such party shall give advance notice to the other, and except that the parties shall cooperate to make a mutually agreeable announcement.

5.3 Control. Notwithstanding any other provision set forth in this Agreement, and subject to the terms of the Detroit TBA, Buyer shall not, directly or indirectly, control, supervise or direct the business or operations of the Business prior to Closing. Consistent with the Communications Laws, control, supervision and direction of the operation of the Business prior to Closing shall remain the responsibility of the respective FCC Licensees as the holders of the FCC Licenses.
5.4    Risk of Loss.

(a)    Seller shall bear the risk of any loss of or damage to any of the Purchased
Assets at all times from the date hereof until the Effective Time.

(b) In furtherance thereof, if after the date hereof and prior to the Effective Time any Purchased Asset is lost, damaged or destroyed or otherwise not in the condition described in Section 2.6 or Section 2.7, as applicable, then (i) Seller shall promptly notify Buyer of such loss, damage or destruction of such Purchased Asset, which notice shall specify in reasonable detail the nature of such loss, damage or destruction, the cause thereof (if known or reasonably ascertainable) and the insurance coverage, if any, available with respect to such lost, damaged or destroyed Purchased Asset, and (ii) Seller shall repair or replace such Purchased Asset, including by submitting one or more claims under any applicable insurance policy maintained by Seller with respect to such lost, damaged or destroyed Purchased Asset; provided that in no event shall Seller be obligated to repair or replace any lost, damaged or destroyed Purchased Asset that is held for use in the Business but not used and in each case listed on Schedule 5.4.

5.5    Consents.

(a) The parties shall, and Seller shall cause each of its subsidiaries to, use reasonable best efforts to obtain (i) any third party consents necessary for the assignment of any Purchased Contract (which shall not require any payment to any such third party), and (ii) estoppel certificates reasonably acceptable to Buyer from lessors under any Real Property Leases requiring consent to assignment (if any), but no such third party consents or estoppel certificates are conditions to Closing except for consents with respect to the Purchased Contracts identified in Schedule 5.5(a) (the “Required Consents”).

(b) To the extent that any Purchased Contract may not be assigned without the consent of any third party, and such consent is not obtained prior to Closing, this Agreement and any assignment executed pursuant to this Agreement shall not constitute an assignment of such Purchased Contract; provided, however, with respect to each such Purchased Contract, Seller and Buyer shall cooperate to the extent feasible in effecting a lawful and commercially reasonable arrangement under which Buyer shall receive the benefits under the Purchased Contract from and after Closing, and to the extent of the benefits received, Buyer shall pay and perform Seller’s obligations arising under the Purchased Contract from and after Closing in accordance with its terms and indemnify and hold harmless Seller and its Affiliates for any costs, expenses or liabilities (including reasonable legal fees and expenses) incurred by them in connection with the enforcement of such Purchased Contract as it relates to any period after the Effective Time, and Buyer and Seller shall continue to use reasonable best efforts after Closing to obtain consents to assign such Purchased Contracts.

5.6    Employees.

(a) Schedule 5.6(a) sets forth a list as of the date hereof showing employee names, positions, departments, salary, target incentive bonus and status for all employees of Seller engaged directly in the Business (the “Employees”), including any employee of Seller whose principal work location is at Seller’s headquarters or whose employment responsibilities relate substantially to the corporate operations of Seller taken as a whole. Seller shall update Schedule 5.6(a) not more than fifteen (15) business days and at least ten (10) business days prior to Closing, which update will include accrued vacation and sick leave of each Employee. Upon Seller’s so updating Schedule 5.6(a), except as set forth on Schedule 5.6(b), Buyer shall make offers of employment to the Employees. Employees whose employment with Seller terminates and who accept or are treated by Buyer as accepting such offers of employment by and actually commence employment with Buyer (or its Affiliates) in accordance with this Section 5.6 are referred to collectively herein as the “Transferred Employees.” Seller shall be responsible for the payment of severance and the offering of COBRA health care continuation coverage for any Employees who do not become Transferred Employees.

(b) Contingent upon the Closing, except as set forth on Schedule 5.6(b), Buyer shall offer employment effective as of the Effective Time in accordance with the provisions of this Section 5.6 to each Employee identified above, and who is actively employed as of the date such offers are made. Such offers of employment pursuant to the preceding sentence to the Employees who are not on short-term or long-term disability as of the Effective Time shall be made not more than fifteen (15) business days and at least ten (10) business days prior to the Closing Date and must remain outstanding for at least five (5) business days but in no event later than the business day immediately preceding the Closing Date. Notwithstanding the foregoing, the offers of employment to any Employee who is covered by (x) any of the Collective Bargaining Agreements identified on Schedule 1.1(d) (collectively, the “Union Employees”) shall be made in accordance with the term and conditions set forth in the applicable Collective Bargaining Agreement and (y) a written employment agreement shall be made in accordance with the terms and conditions set forth in the applicable employment agreement. Buyer’s offer of employment to each Employee on short-term or long-term disability (if any) who is not actively employed as of the Effective Time shall be made promptly when such Employee is eligible to return to active service; provided, that the Employee returns within the six-month period following the Closing, or if longer, during the period the Employee has a right to re-employment under applicable law. For a period of one (1) year following the Closing (provided the applicable Transferred Employee is still employed by Buyer), Buyer shall provide each Transferred Employee with their current cash salary as the Transferred Employee receives immediately prior to Closing (but, for the avoidance of doubt, not counting any bonus or other compensation payable in connection with the transactions contemplated hereby or as required by law pursuant to the exception set forth at the beginning of Section 4.1(h)) and a level of employee benefit plans and arrangements that are no less favorable than those provided to similarly situated employees of Buyer’s Broadcasting Division immediately prior to Closing. At the Closing, Buyer shall provide Seller with a list of the Transferred Employees. Buyer shall provide Seller a copy of its form of employment offer prior to distribution to Employees. Unless otherwise provided under the terms of an employment agreement identified on Schedule 1.1(d), each Transferred Employee shall be employed by Buyer on an at will basis and nothing shall prohibit Buyer from terminating the employment of any such Transferred Employees at any time after the Closing Date or changing any of the terms and conditions of employment related to such Transferred Employees at any time, except for such changes that are inconsistent with Buyer’s obligations as set forth in this Section 5.6.
(c) In the case of each Transferred Employee under a written employment agreement identified on Schedule 1.1(d) as of the date hereof or entered into prior to the Closing in accordance with the terms hereof, including Section 4.1, Buyer shall assume Seller’s obligations under such Purchased Contract at the Effective Time.

(d) If any Employee to whom Buyer has offered employment does not consent to employment with Buyer or for any other reason does not commence employment with Buyer, and severance benefits are owed to such employee as a result, such severance benefits will be paid by Seller and COBRA health care continuation coverage also will be offered or provided by Seller to such Employee.

(e) Subject to Buyer’s obligations set forth in this Section 5.6, Buyer shall permit Transferred Employees (and their spouses and dependents) to participate in its “employee welfare benefit plans” (including without limitation health insurance plans) and “employee pension benefit plans” (as defined in Section 3(1) and 3(2) of ERISA, respectively) in which similarly situated employees of Buyer are generally eligible to participate, with coverage effective immediately upon the Closing (and without exclusion from coverage on account of any pre-existing condition except to the extent such persons were subject to such pre-existing condition limitations under Seller’s group health plan), with service with Seller (and any predecessors of Seller) deemed service with Buyer for purposes of eligibility, waiting periods, vesting periods (but not benefit accrual) based on length of service and calculation of Paid Time Off (“PTO”) and severance benefits, if applicable.

(f) Effective as of the Closing Date or the payroll period ending immediately after the Closing Date, Seller shall have contributed to Seller’s 401(k) Plan all matching or other employer contributions, if any, with respect to the Transferred Employees’ employment service rendered prior to the Effective Time (irrespective of any end-of-year service requirements otherwise applicable to such contributions) and cause the matching and other employer contribution amounts of all Transferred Employees under the Seller 401(k) Plan to become fully vested as of the Closing Date. Following the Closing Date, Seller shall take all actions necessary or appropriate to ensure that under the terms of the Seller 401(k) Plan, each Transferred Employee with an account balance is eligible to receive a distribution as a result of the Closing. From and after the Closing, Buyer shall permit each Transferred Employee who participates in Seller’s 401(k) plan to elect to make direct rollovers of their account balances (including any outstanding loan balances) into Buyer’s 401(k) plan as of the Closing (or as soon as practicable thereafter when Buyer’s 401(k) plan is capable of accepting such rollovers), subject to compliance with applicable law and subject to the reasonable requirements of Buyer’s 401(k) plan. Such rollovers will be permitted by Buyer only if they consist of the total account balance of the Transferred Employee. Further, only rollovers of cash and outstanding loans may be transferred to Buyer’s 401(k) plan; and provided, further, that with respect to any loan balance transferred, subject to applicable law and any required consent of individuals, any such loans may be reamortized to reflect any differences in payroll periods.

(g) Seller will convert to cash and pay to each Transferred Employee on or before Closing all unpaid, accrued, carried, owed, or unused sick leave or vacation pay, time or balances in excess of 5 PTO Days, which shall be credited to each Transferred Employee by Buyer at the Effective Time. Buyer shall enroll each Transferred Employee in its PTO Plan upon employment and shall calculate the benefits under such PTO Plan for each Transferred
Employee, taking into account all periods of service with the Seller prior to the Closing.

(h) All workers’ compensation obligations relating to, arising out of or resulting from any claim by any Employee that results from an injury that occurred at or prior to the Effective Time shall be retained by Seller. All workers’ compensation obligations relating to, arising out of or resulting from any claim by a Transferred Employee that results from an injury that occurs after the Effective Time shall be the exclusive responsibility of the Buyer. Seller further agrees that (A) any Employee, including any Transferred Employee, who has received an offer of employment from Buyer but has not yet commenced employment with Buyer and who as of the Closing Date is receiving or is entitled to receive short-term or long- term disability benefits under Seller’s short-term or long-term disability benefit plans shall receive or continue to be paid such benefits after the Closing in accordance with the terms of the disability plans of Seller and (B) Buyer shall have no obligation to provide any disability or other benefits or compensation to any such Person.

(i) Seller will have responsibility for complying with the continuation coverage requirements under Section 4980B of the Code (“COBRA”) with respect to any “qualified beneficiary”

who is covered on the Closing Date by a Benefit Plan that is a “group health plan” and who experiences a qualifying event while covered under such plan on or prior to the Closing Date. Such obligation of Seller shall also apply to any Employee who does not become a Transferred Employee. Buyer shall be solely responsible for offering and providing any COBRA coverage required with respect to any Transferred Employee who becomes covered by a group health plan sponsored or contributed to by Buyer and who experiences a “qualifying event” following the Closing Date while covered under a Buyer group health plan. For the purposes hereof, “qualified beneficiary,” “group health plan” and “qualifying event” shall have the meaning ascribed thereto in Section 4980B of the Code.

(j) The parties expressly acknowledge and agree that nothing contained in this Section 5.6 or any other provision of this Agreement, shall (i) be construed to establish, amend, or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement of Seller or Buyer, (ii) limit the ability of Buyer or any of its Affiliates to amend, modify or terminate any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them, (iii) create any third-party beneficiary rights or obligations in any Person (including any Employee, Transferred Employee, or Labor Union) other than the parties to this Agreement or create a contract between Buyer, Seller or any of their respective Affiliates on the one hand and any employee of Seller on the other hand, and no employee of Seller may rely on this Agreement as the basis for any breach of contract claim against Buyer or Seller, (iv) be deemed or construed to require Buyer or any of its Affiliates to continue to employ any particular employee of Seller for any period after the Closing, or (v) be deemed or construed to limit Buyer’s or any of its Affiliates’ right to terminate the employment of any Transferred Employee during any period after the Closing Date or confer on any Person any right to employment or continued employment or to a particular term or condition of employment with Buyer or any of its Affiliates.
(k) Schedule 5.6(a) separately identifies each Employee who is represented by a Labor Union (and specifies which such Labor Union) as of the date hereof and will be updated by Seller no more than fifteen (15) business days and at least ten (10) business days prior to the Closing pursuant to Section 5.6(a). To the extent required by applicable law, Buyer will bargain with and seek to obtain the agreement of the Labor Union representing the NABET collective bargaining unit in Buffalo, New York that Buyer’s employee benefit plans and programs shall supplant and supersede those of Seller (as currently are specified in such agreement). Subject to reaching that agreement with the Labor Union representing the NABET collective bargaining unit in Buffalo, Buyer shall adopt each Collective Bargaining Agreement listed on Schedule
1.1(d) and assume all obligations with respect to any Transferred Employee under such Collective Bargaining Agreement that arise out of, or are attributable to, the period after the Effective Time. To the extent required by applicable law, Buyer shall recognize each Labor Union as the exclusive representative of the specific group of Transferred Employees that such Labor Union represents pursuant to any assumed Collective Bargaining Agreement to which it is a party. At all times prior to Closing, Buyer will keep Granite advised as to the status of such bargaining discussions.

(l) Effective as of the Closing Date, Seller shall be responsible for the necessary tax filings and tax withholdings for the Transferred Employees solely for purposes of federal and state income, employment, and payroll tax purposes for the periods ending on the Closing for each such Transferred Employee, and Buyer shall be responsible to timely file and report all federal and state income, payroll and employment tax returns and tax withholding based on its payroll files and records and the payroll files and records for Transferred Employees at and after Closing.

(m) Seller shall be responsible for any obligation with respect to any Employee under the Worker Adjustment Retraining and Notification Act of 1988, and any similar state or local law or requirement (collectively “WARN”) arising or occurring in connection with the transactions contemplated herein.

5.7    Accounting Services; Access to and Retention of Records.

(a) During the first sixty (60) days after the Closing, Buyer shall provide to Seller at no additional cost the reasonable services of the Business’ business offices, together with reasonable access to related systems and records, for the purposes of closing the books of the Business for the period prior to the Closing, all substantially in accordance with the procedures and practices applied by Buyer’s business offices, as amended from time to time.

(b) For a period of five (5) years following the Closing Date, Buyer shall preserve, in accordance with Buyer’s normal document retention procedures and practices, all books and records transferred by Seller to Buyer pursuant to this Agreement. In addition to the foregoing, for a period of five (5) years after the Closing, Buyer shall afford to Seller, and its counsel, accountants, and other authorized agents and representatives, at Seller’s expense, during normal business hours, reasonable access to the books, records and other data relating to the Purchased Assets, the Assumed Obligations, or the Transferred Employees in its possession with respect to the periods prior to the Closing, and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by Seller (a) to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made in writing against Seller by any third-party (not including Buyer or any of its Affiliates), (b) for the preparation of Tax Returns and audits, and (c) for any other reasonable and proper business purpose; provided, in each case that such access does not unreasonably disrupt the business and operations of the Business or of Buyer. Seller agrees that any information or material accessed, copied, extracted or possessed by Seller under this Section 5.7(b) shall be information covered by Section 5.1(b).

(c) Seller acknowledges that Parent may be required under Legal Requirements to prepare audited financial statements covering the Business in accordance with the rules and regulations of the Securities and Exchange Commission (collectively the “Audited Financials”) for certain periods. With respect to the foregoing, Seller and Buyer agree as follows:

(i) Seller shall afford to Buyer, its Affiliates and their respective accountants, agents and representatives, at Buyer’s expense, during normal business hours, reasonable access to the books, records and other data not constituting Purchased Assets of Seller in its possession after Closing, and use commercially reasonable efforts to cause its accountants to make available all of their work papers, that in each case includes or relates to the Business, and, to the extent permitted by such accountants, Buyer shall have the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by Buyer or any of its Affiliates to prepare, complete and file such Audited Financials.

(ii) For a period of three (3) years after the Closing, Seller shall not, and shall use commercially reasonable efforts to cause its accountants not to, dispose of, alter or destroy any such materials. Following the end of such three (3) year period, in respect of Seller, Seller may dispose of, alter or destroy any such materials upon giving sixty (60) days’ prior written notice to Buyer so that Buyer may, at Buyer’s expense, examine, make copies or take possession of such materials.

5.8 Further Action. In furtherance (and not in limitation) of the provisions set forth in this Agreement, at all times prior to the Closing, Buyer and Seller shall (a) use their respective commercially reasonable efforts to take or cause to be taken all action necessary or desirable in order to consummate the transactions contemplated by this Agreement as promptly as is practicable and (b) comply with the terms and perform each of their respective obligations under the Detroit TBA.

5.9 Title Insurance; Survey. Buyer may obtain, at its sole option and expense, and Seller shall grant Buyer access to obtain (a) commitments for owner’s and lender’s title insurance policies (ALTA Form 2006) on the Owned Real Property and commitments for lessee’s and lender’s title insurance policies for all Leased Real Property (collectively the “Title Commitments”), and (b) an ALTA survey on each parcel of Real Property (the “Surveys”); provided, however, that Seller shall provide Buyer with any existing Title Commitments, title policies and Surveys in its possession or control. The Title Commitments will evidence a commitment to issue an ALTA title insurance policy insuring good, marketable and indefeasible fee simple (or leasehold, if applicable) title to each parcel of the Real Property contemplated above for such amount as Buyer directs and will contain no exceptions except for Assumed Liabilities or Permitted Liens, with each of the title company’s standard printed exceptions in
Schedule B thereto deleted at Seller’s expense, with Seller having the right to negotiate the Owner Affidavit form so it is consistent with Seller’s obligations hereunder. Seller shall reasonably cooperate with Buyer in obtaining such Title Commitments and Surveys (including by providing customary representations and affidavits to Buyer’s title company that do not expand Seller’s liability in a manner that is inconsistent with this Agreement). If the Title Commitments or Surveys reveal any Lien on the title, other than Assumed Liabilities or Permitted Liens, Buyer may notify Seller in writing of such objectionable matter as soon as Buyer determines that such matter is not an Assumed Liability or Permitted Lien, and Seller shall use commercially reasonable efforts to remove such objectionable matter as required pursuant to the terms of this Agreement. Seller shall be obligated to remedy any title defect that is of a monetary nature.

5.10    Environmental Assessments; Phase I and Phase II Investigations; Buffalo Tower
Inspection.

(a) Within sixty (60) days from the date of this Agreement, Buyer shall have the right, at its sole cost and expense, to engage an environmental consulting firm to conduct (a) a Phase I Environmental Site Assessment and Compliance Review, as such terms are commonly understood (a “Phase I Environmental Assessment”), with respect to the Real Property, and (b) a Phase II Environmental review or any other test, investigation or review recommended in the Phase I Environmental Assessment; provided, that such environmental assessment, test, investigation or review shall be conducted only (i) during regular business hours, (ii) with no less than two (2) business days prior written notice to Seller, (iii) in a manner which will not unduly interfere with the operation of the Business or the use of access to or egress from the Real Property and (iv) with respect to Leased Real Property, shall only be done if the owner of such property consents. Seller shall use commercially reasonable efforts to undertake to obtain such consents as promptly as practicable. Any damage to the Real Property caused solely by Buyer and its consultants in conducting any such environmental assessment, test, investigation or review shall be repaired by Buyer at its sole cost and expense. Prior to Closing, Seller shall remediate any environmental condition that is identified in such assessment at its sole cost and expense in respect of Owned Real Property and pursuant to Schedule 5.10(a). Any such remediation shall only be required to meet the most cost-effective standard and executed in a reasonable manner, in each case to become compliant with any applicable Environmental Laws.

(b) Prior to Closing, Seller shall use commercially reasonable efforts to have the Buffalo Tower repainted. In the event such repainting is not completed by Closing, $100,000 shall be retained by Buyer from the Purchase Price payable to Seller at Closing, Buyer shall complete such repainting promptly and to the extent the cost of such repainting to Buyer is less than $100,000, promptly remit the difference to Seller, along with supporting documentation as to amounts paid by Buyer. From the date hereof through

Closing, Buyer shall have the right, at its sole cost and expense, to inspect, and to engage a tower inspection service or other consulting firm of its choosing to inspect and conduct structural analyses with respect to, the Buffalo Tower. To the extent that the results of any such inspection or analysis identify (i) structural or other defects with respect to the Buffalo Tower or (ii) non-compliance by Seller with any Legal Requirement that is applicable to the Buffalo Tower or Seller in respect of the Buffalo Tower (including the requirements of the FCC and the Federal Aviation Administration), then Buyer shall notify Seller thereof and such notice shall include an estimate of any investigation, monitoring and/or remedial costs that Buyer may reasonably determine are necessary to remedy such defect, non-compliance and/or other fact or condition (collectively, the “Remedial Costs”) and (A) if such notice sets forth the Remedial Costs in excess of $50,000, then the Purchase Price shall be reduced by such excess and (B) if, after Closing, actual remedial costs are greater than the Remedial Costs set forth in the notice and paid at Closing, Buyer shall be entitled to be paid in cash such difference out of the Indemnity Escrow by written notice to the Escrow Agent. Notwithstanding anything to the contrary contained herein, this Section 5.10(b) shall be Buyer’s sole remedy for any failure of the Buffalo Tower to be in good operating condition or otherwise related to the condition thereof. Buyer and Seller hereby agree to provide joint written instructions to the Escrow Agent to release any amounts owed to Buyer under this Section
5.10(b).

5.11    Accounts Receivable and Accounts Payable.

(a) On or as soon as practicable after the Closing Date, but in no event later than ten (10) business days after the end of the calendar month in which the Closing occurs, Seller will deliver to Buyer a written statement (the “Seller’s Statement”) setting forth the outstanding accounts receivable of the Business as of the Effective Time (the “Accounts Receivable”) and the outstanding accounts payable, including unpaid commissions and bonuses due to Employees and/or national sales representatives of the Business as of the Effective Time (the “Accounts Payable”).

(b) Subject to the terms and provisions in this Section 5.11, Buyer will use commercially reasonable efforts to collect the Accounts Receivable in the same manner and with the same diligence that Buyer uses to collect its own accounts receivable, including account reconciliation procedures, for a period of 180 calendar days following the Closing Date (the “Collection Period”). Buyer will not be obligated to, and without the prior written consent of Seller will not, institute litigation, employ any collection agency, legal counsel, or other third party, or take any other extraordinary means of collections or pay any expenses to third parties to collect the Accounts Receivable. All amounts collected by Buyer after the Closing from an account debtor will be applied first to the Accounts Receivable of such account debtor in the order of their origination, unless the account debtor disputes such Accounts Receivable in writing or designates payment of a different accounts receivable in writing. If during the Collection Period a dispute arises with regard to an account included among the Accounts Receivable, Buyer shall promptly advise Seller thereof and may (or, if requested by Seller in writing, shall) return that account to Seller. Buyer shall not issue any credit or accommodation against any Accounts Receivable without the prior written consent of Seller (which consent shall not be unreasonably withheld, denied, delayed or conditioned).

(c) Buyer shall pay, within forty (40) calendar days after the end of the month of actual receipt of the proceeds of such Accounts Receivable, the related commissions or bonuses due to Employees or national sales representatives that are set forth on the Seller’s Statement (unless already paid by Seller and communicated in writing to Buyer) (such Account Receivables, less such reductions, the “Net Receivables”) as applicable (any payment to national sales representatives shall be reconciled to actual collections). Such Net Receivables shall be paid in accordance with this Section 5.11(c) in consultation with Seller.

(d) Except as otherwise provided in this Section 5.11, during the Collection Period, Buyer will use its commercially reasonable efforts to apply the Net Receivables collected to pay the Accounts Payable in a timely manner, provided, however, Buyer has no obligation to use its own funds in excess of the Net Receivables to pay Accounts Payable. Within thirty (30) calendar days after the end of each month during the Collection Period, Buyer will deliver to Seller a written report, prepared in good faith and accompanied by reasonable supporting documentation, with respect to (i) the collections made with respect to the Accounts Receivable, (ii) the calculation of Net Receivables and (iii) payments remitted with respect to the Accounts Payable together with a copy of the invoices therefor. Such report shall be accompanied by a payment to Seller of the amount by which the collected Net Receivables during such month exceed the amount of the Accounts Payable paid during such month. Seller shall use commercially reasonable efforts to promptly answer any questions from Buyer relating to its preparation of such report. The parties shall cooperate in good faith to answer any questions and resolve any issues raised by Seller in connection with its review of such report.

(e) Within forty (40) calendar days after the end of the Collection Period, Buyer shall deliver to Seller a final written report (“Final Report”), which report shall be accompanied by a final payment to Seller of the amount by which the Net Receivables collected during the Collection Period exceeded the amount paid in respect of the Accounts Payable during the Collection Period less any interim amounts theretofore remitted or accounted for in writing to Seller. The Final Report shall be prepared in good faith, accompanied by reasonable supporting documentation and contain (i) a statement of accounts for each account prepared in a manner consistent with Buyer’s own record-keeping practices and (ii) an Accounts Receivable aging report for the Business. Buyer shall use commercially reasonable efforts to deliver the Final Report to Seller in an electronic format. Seller shall use commercially reasonable efforts to promptly answer any questions from Buyer relating to its preparation of the Final Report. The parties shall cooperate in good faith to answer any questions and resolve any issues raised by Seller in connection with its review of the Final Report.

(f) Following the expiration of the Collection Period, Buyer shall have no further obligations pursuant to this Section 5.11, except to remit to Seller any amounts received by Buyer which can be specifically identified as a payment on account of any Accounts Receivable, which will be promptly paid over or forwarded to Seller after such identification.

(g) All amounts due to Seller or Buyer under this Section 5.11 that are not paid in accordance with the provisions hereof shall bear interest until paid at a rate per annum equal to the then prevailing prime interest rate (as reported by The Wall Street Journal). The parties acknowledge and agree that Accounts Receivable collected by Buyer for Seller pursuant to this Section 5.11 shall not be subject to a right of offset for any claim by Buyer against Seller.

(h) For one (1) year following the Closing, Seller, at its own expense, shall have the right to access and/or audit the books, records and operating practices and procedures of the Business, upon reasonable notice to Buyer and during the normal business hours of the Business, to confirm compliance by Buyer with the provisions of this Section 5.11, provided, that such access does not unreasonably disrupt the business and operations of the Business or of Buyer.
(i) Notwithstanding anything to the contrary in this Section 5.11, the parties acknowledge and agree that Buyer shall not assume, or in any way become liable for, any liabilities or obligations of Seller of any kind or nature with respect to the Accounts Payable. Buyer shall have no obligation to make payment respecting any Accounts Payable, if at such time, Accounts Payable exceed the amount of collected Net Receivables. If at any time or from time to time during the Collection Period the amount owing in respect of any Accounts Payable exceeds the amount of available collected Net Receivables, Buyer will promptly notify Seller of such deficit and Seller shall thereafter pay to Buyer such difference within thirty (30) calendar days after the delivery to Seller of such notice. If Seller shall not pay the deficit to Buyer within the time period specified, Buyer shall have the option in its sole discretion to pay such deficit, and Seller shall thereafter reimburse Buyer immediately for such amount.

(j) Effective upon the Closing Date and solely for purposes of facilitating Buyer’s compliance with this Section 5.11, Seller hereby irrevocably constitutes and appoints Buyer, its successors and assigns, the true and lawful attorney of Seller with full power of substitution, in the name of Buyer, or the name of Seller, on behalf of and for the benefit of Seller, to collect the Accounts Receivables, to endorse, without recourse, checks, notes and other instruments in the name of Seller, to pay the Accounts Payables and to do all such further acts and things in relation thereto as is contemplated by this Section 5.11. Seller agrees that the foregoing powers are coupled with an interest and shall be irrevocable by Seller except as provided herein. Each Seller further authorizes Buyer and its officers, successors and assigns to receive and open all mail, telegrams, packages, electronic mail and other communications that are addressed to such Seller and that relate to the Business and/or any Purchased Asset, and to reply to and retain such communications. The preceding sentence constitutes full authorization to the postal authorities, express courier companies and other persons to make delivery of such communications directly to Buyer or to persons specified by Buyer. Seller confers this authority upon Buyer and its officers, successors and assigns on the condition that Buyer shall promptly forward to Seller all such mail, telegrams, electronic mail and other communications that do not relate to the Business or the Purchased Assets.

5.12 Cooperation. Buyer shall exercise commercially reasonable efforts to cooperate with Seller to release any Liens on the Purchased Assets (which efforts shall not require any payment by Buyer), other than Permitted Liens and Assumed Obligations. Seller will make use of the proceeds from the Purchase Price for the repayment of indebtedness associated with any Liens on the Purchased Assets.

5.13    Tax Returns and Payments.

(a) All material Tax Returns, estimates, and reports with respect to the Purchased Assets or operation of the Business that are required to be filed by Seller prior to the Closing Date or relating to periods prior to the Closing Date will be timely filed when due with the appropriate taxing authorities or extension requests will have been timely filed and granted. All material Taxes pertaining to Seller’s ownership of the Purchased Assets or Seller’s operation of the Business prior to the Closing Date will be paid by Seller when due and payable unless protested in good faith.
(b) All transfer, documentary, sales, use, stamp, registration and other Taxes and all fees and charges (including any penalties and interest) incurred in connection with the transactions consummated pursuant to this Agreement, including with respect to the Purchased Assets conveyed by Seller (collectively, the “Transfer Taxes”) will be paid one-half by Buyer and one-half by Seller when due. Any Tax Returns that are required to be filed in connection with Transfer Taxes will be prepared by Seller, at its own expense (except where Buyer is legally required to file any such Tax Return, in which case Buyer will prepare and file such Tax Return at its own expense). Without limiting the foregoing, Buyer and Seller will cooperate in all reasonable respects in the preparation and filing of all Tax Returns regarding Transfer Taxes and in seeking or perfecting any available exemption from Transfer Taxes.

5.14 Fulfillment of Conditions. Seller will use commercially reasonable efforts to satisfy each of the conditions for Closing of Buyer set forth in ARTICLE 7, and Buyer will use its commercially reasonable efforts to satisfy each of the conditions for Closing of Seller set forth in ARTICLE 6.

5.15    Notice; Updated Schedules.

(a) From the date hereof until the Closing, each party will give prompt written notice (and in any event prior to the Closing) to the other party of any action, suit, proceeding or investigation that is instituted or threatened against such notifying party to restrain, prohibit or otherwise challenge the legality or propriety of any transaction contemplated by this Agreement.

(b) Pending the Closing, Seller shall give Buyer prompt written notice of the occurrence of any of the following:

(i) the commencement of any proceeding before the FCC or any other Governmental Entity involving any of the FCC Licenses or which could have a Material Adverse Effect, other than proceedings or litigation of general applicability to the television broadcasting industry that do not have a disproportionate impact on the Business or the Stations as compared with other broadcast television stations generally;

(ii) any material labor grievance, material controversy, strike or material dispute affecting the Business or the Stations and the scheduling of any bargaining discussions with the certified bargaining unit;

(iii) any written notice received by Seller of any material breach, material default, claimed material breach or material default or termination of any contract that, if it were in effect on the Closing Date, would be a Purchased Contract;

(iv) any material written correspondence received by Seller from, or sent by Seller or to, any MVPD concerning must carry status; and

(v) the loss of carriage or change in channel position of any Station on any MVPD or the cessation of broadcasting or failure of a Station to broadcast at least 80% of its authorized power for more than twenty-four (24) consecutive hours.
(c) Without limitation of, and in compliance with, Section 4.1, Seller shall, on or prior to the Closing Date, deliver to Buyer complete and correct Schedules, including (i) Schedule 1.1(b) updated as of the Closing Date reflecting changes permitted by Section 4.1 (“Final Schedule 1.1(b)”) and (ii) Schedule 1.1(d) updated as of the Closing Date reflecting changes permitted by Section 1.1(d) and Section 4.1 (“Final Schedule 1.1(d)”).

(d)    The delivery of any notice or updated Schedules pursuant to this Section
5.15 shall not cure any breach of any representation or warranty requiring disclosure of such matter or any breach of any covenant or agreement contained in this Agreement or any Ancillary Seller Agreement or Ancillary Buyer Agreement or otherwise limit or affect the rights of, or the remedies available to, the parties under this Agreement. For the avoidance of doubt, the closing conditions set forth in ARTICLE 6 and ARTICLE 7 and the indemnification provisions of ARTICLE 9 shall be read without giving effect to any written notices or updated Schedules delivered pursuant to this Section 5.15.

(e) From the date hereof until the Closing, each party shall notify the other of any fact, occurrence or event that it reasonably believes would prevent or materially delay the consummation of the transactions contemplated hereby.

(f) Buyer shall notify the Seller if Buyer becomes aware of any fact, occurrence or event that it reasonably believes would be likely to prevent Buyer from consummating financing arrangements for the transactions contemplated hereby. Buyer shall not, and shall not permit any of its

Affiliates to, without the prior written consent of the Seller, take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing that would reasonably be expected to materially delay or prevent such financing or the consummation of the transactions contemplated by the Agreement. Buyer shall not amend or alter, or agree to amend or alter, any financing in any manner that could reasonably be expected to materially delay or prevent the transactions contemplated by the Agreement without the prior written consent of the Seller.

5.16 Interim Reports. Within thirty (30) days after the end of each calendar month during the period from the date hereof through the Closing, Seller shall provide to Buyer, with respect to each Station, the unaudited balance sheet as of the end of such month and the related combined unaudited statement of operations for such month ended of such Station. Within forty- five (45) days after the end of each quarter during the period from the date hereof through the Closing, Seller shall provide to Buyer, with respect to each Station, the unaudited balance sheet as of the end of such quarter and the related combined unaudited statement of operations for such quarter ended of such Station. The monthly and quarterly reports delivered pursuant to this Section 5.16 shall contain reasonably sufficient detail on a per-Station basis. By March 30,
2014, Seller shall provide to Buyer unaudited financial statements for the year ended December
31, 2013, for each Seller Station.

5.17 Affiliate Arrangements. Seller shall take, or cause to be taken, such action as may be necessary so that, as of the Closing, none of the Purchased Assets or Assumed Obligations shall consist of agreements, obligations or arrangements with Seller, or any of its Affiliates, on the one hand, and Buyer, on the other hand, and all such agreements, obligations and arrangements shall be deemed to be, and shall be, terminated in all respects (notwithstanding anything therein relating to the survival of any provisions thereof) without any further action by the parties, excluding in each case the Multi-Station Contracts and any other agreements, obligations and arrangements between Seller and Buyer expressly set forth or contemplated herein.

5.18 Non-Solicitation. For a period of two (2) years from the Closing Date, none of Seller or any of their officers, directors or employees shall, directly or indirectly, solicit for employment or hire (whether as an employee, consultant or otherwise) any employee of Buyer or its Affiliates; provided, that Seller, and its officers, directors and employees shall not be precluded from soliciting or hiring, or taking any other action with respect to any such person who responds to general or public solicitation not targeted at employees of Buyer or any of its Affiliates (including by a bona fide search firm).

5.19 Mail and Other Communications. After the Closing, Seller shall use commercially reasonable efforts to promptly remit to Buyer any checks, cash, payments, mail or other communications directed to any Seller that relate to the Purchased Assets or the Business that are received by Seller or any Affiliate thereof after the Closing Date.

ARTICLE 6
SELLER CLOSING CONDITIONS

The obligation of Seller to consummate the Closing hereunder is subject to satisfaction, at or prior to Closing, of each of the following conditions (unless waived in writing by Seller):

6.1    Representations and Covenants.

(a) All representations and warranties of Buyer contained in this Agreement shall be true and correct as of the date of this Agreement and at and as of the Closing (other than any representation or warranty that is expressly made as of a specified date, which need be true and correct as of such specified date only), except to the extent that the failure of the representations and warranties of Buyer contained in this Agreement to be so true and correct at and as of the Closing (or in respect of any representation or warranty that is expressly made as of a specified date, as of such date only) has not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect; provided, that for purposes of this Section 6.1(a), all materiality or similar qualifiers within such representations and warranties shall be disregarded.

(b) The covenants and agreements in this Agreement that by their terms are to be complied with and performed by Buyer at or prior to Closing shall have been complied with or performed by Buyer in all material respects.

(c) Seller shall have received a certificate dated as of the Closing Date from Buyer executed by an authorized officer of Buyer to the effect that the conditions set forth in Sections 6.1(a) and (b) have been satisfied.

6.2 Proceedings. Neither Seller nor Buyer shall be subject to any court or governmental order or injunction, which remains in effect, prohibiting or making illegal the consummation of the transactions contemplated hereby.
6.3    FCC Authorization. The FCC Consent shall have been granted and shall be in full force and effect.

6.4    Hart-Scott-Rodino. If applicable, the HSR Clearance shall have been obtained.

6.5    Deliveries. Buyer shall have complied with each of its obligations set forth in
Section 8.2.

ARTICLE 7
BUYER CLOSING CONDITIONS

The obligation of Buyer to consummate the Closing hereunder is subject to satisfaction, at or prior to Closing, of each of the following conditions (unless waived in writing by Buyer):

7.1    Representations and Covenants.

(a) All representations and warranties of Seller contained in this Agreement shall be true and correct as of the date of this Agreement and at and as of the Closing (other than any representation or warranty that is expressly made as of a specified date, which need be true and correct as of such specified date only), except to the extent that the failure of the representations and warranties of Seller contained in this Agreement to be so true and correct as of the Closing (or in respect of any representation or warranty that is expressly made as of a specified date, as of such date only) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business (except to the extent such failure to be true and correct results from Buyer’s actions under the Detroit TBA or Buyer’s failure to perform or discharge its obligations as required by the Detroit TBA); provided, that for purposes of this Section 7.1(a), all materiality or similar qualifiers within such representations and warranties shall be disregarded.

(b) The covenants and agreements in this Agreement that by their terms are to be complied with and performed by Seller at or prior to Closing shall have been complied with or performed by Seller in all material respects.

(c) Buyer shall have received a certificate dated as of the Closing Date from Seller executed by an authorized officer or member of Seller to the effect that the conditions set forth in Sections 7.1(a) and (b) have been satisfied.

7.2 Proceedings. Neither Seller nor Buyer shall be subject to any court or governmental order or injunction, which remains in effect, prohibiting or making illegal the consummation of the transactions contemplated hereby.

7.3 FCC Authorization. The FCC Consent shall have been granted and shall be in full force and effect and shall have become a Final Order, except as set forth in Section 1.9 hereof.

7.4    Hart-Scott-Rodino. If applicable, the HSR Clearance shall have been obtained.
7.5    Deliveries. Seller shall have complied with each of its obligations set forth in
Section 8.1.

7.6    Consents. The Required Consents (in form and substance reasonably acceptable to Buyer) shall have been obtained.

7.7 No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” means any event, state of facts, circumstance, development, change, effect or occurrence (an “Effect”) that, individually or in the aggregate with any other Effect, has had or would reasonably be expected to have a materially adverse effect on the business, properties, assets, financial condition or results of operations of the Business, taken as a whole, or on the ability of Seller to perform in all material respects its obligations under the Agreement, other than any Effect arising out of or resulting from (a) any Effect affecting the economy of the United States generally, including changes in the United States or foreign credit, debt, capital or financial markets (including changes in interest or exchange rates) or the economy of any town, city, region or country in which the Stations conduct business, only to the extent that the Effect thereof is not disproportionately adverse to or on the Stations or the Business, (b) general changes or developments in the broadcast television industry to the extent that the Effect thereof is not disproportionately adverse to or on the Stations or the Business, (c) the execution and delivery of this Agreement, the announcement of this Agreement and the transactions contemplated hereby, the consummation of the transactions contemplated hereby, the compliance with the terms of this Agreement or the taking of any action required by this Agreement or consented to in writing by Buyer, (d) earthquakes, hurricanes, tornadoes, natural disasters or global, national or regional political conditions, including hostilities, military actions, political instability, acts of terrorism or war or any escalation or material worsening of any such hostilities, military actions, political instability, acts of terrorism or war existing or underway as of the date hereof (other than any of the foregoing that causes any damage or destruction to or renders unusable any material Purchased Assets), only to the extent that the Effect thereof is not disproportionately adverse to or on the Stations or the Business, (e) any failure, in and of itself, by Seller or any Station to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the underlying facts or occurrences giving rise to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (f) any Effect that results from any action taken at the express prior written request of Buyer or with Buyer’s written prior consent or any action taken by Buyer under the Detroit TBA, (g) any occurrence of which Buyer is aware on the date hereof that constitutes a Material Adverse Effect on the date hereof, (h) changes in law, regulations or GAAP or any interpretation thereof, or (i) any breach by Buyer of its obligations under this Agreement or the Detroit TBA.

7.8 Title. Seller will be able to deliver at Closing good and marketable fee simple title to the Owned Real Property free and clear of Liens, other than Assumed Obligations and Permitted Liens.
ARTICLE 8
CLOSING DELIVERIES

Buyer:
8.1    Seller Documents. At Closing, Seller shall deliver or cause to be delivered to

(a) good standing certificates issued by the Secretary of State of Seller’s jurisdiction of formation and each of the jurisdictions in which Seller is required by law to be qualified as a result of its ownership of any Purchased Asset or operation of the Business;

(b) certified copies of all corporate, limited liability company or other resolutions necessary to authorize the execution, delivery and performance of this Agreement, including the consummation of the transactions contemplated hereby;

(c)    the certificate described in Section 7.1(c);

(d)    assignments of FCC authorizations assigning the FCC Licenses from
Seller to Buyer in substantially the forms attached hereto as Exhibit B, duly executed by Seller;

(e) assignments and assumptions of contracts assigning the Purchased Contracts from Seller to Buyer in substantially the forms attached hereto as Exhibit C, duly executed by Seller;

(f) assignments and assumptions of leases assigning the Real Property Leases from Seller to Buyer in substantially the forms attached hereto as Exhibit D, duly executed by Seller;

(g) limited or special (but not general) warranty deeds (as customary in the applicable jurisdiction and subject to Permitted Liens) in recordable form conveying the Owned Real Property from Seller to Buyer in forms reasonably acceptable to Seller and Buyer, duly executed by Seller;

(h) intellectual property assignments duly executed by Seller assigning the Intangible Property listed on Schedule 1.1(e) to Buyer, in substantially the forms attached hereto as Exhibit E;

(i) domain name transfers duly executed by Seller assigning the Business’ domain names included in the Intangible Property, including the domain names listed on Schedule 1.1(e) (if any), to Buyer;

(j)    general bills of sale conveying the other Purchased Assets from Seller to
Buyer in substantially the forms attached hereto as Exhibit F, duly executed by Seller;

(k)    an affidavit of non-foreign status of Seller that complies with Section 1445 of the Code in substantially the form attached hereto as Exhibit G, duly executed by Seller;

(l)    the Indemnity Escrow Agreement, duly executed by Seller;
(m)    the Unwind Agreement, if applicable under Section 1.9;

(n) joint written instructions of Granite and Buyer to the Escrow Agent instructing the Escrow Agent to transfer the Deposit Escrow Fund to the Indemnity Escrow and to disburse all Earnings thereon to Buyer;

(o) (i) with respect to the Liens securing Seller’s secured credit facilities, (x) a letter from the appropriate agent thereunder acknowledging that, upon receipt of the amount required to be prepaid as a result of the transactions contemplated by this Agreement, the Liens securing the Purchased Assets will be released; and (y) a form of UCC-3 financing statement to be filed in Seller’s jurisdiction of organization following receipt by such agent of such amount; and (ii) forms of documentation reasonably acceptable to both parties effectuating the release of all other Liens on the Purchased Assets, if any; and

(p) documents reasonably requested by Buyer’s title company or the relevant County to record the deed for the Owned Real Property or that such parties may reasonably request in furtherance of the transactions contemplated hereby, including any documents necessary to vest, evidence or confirm title of the Purchased Assets in Buyer.

Seller:
8.2    Buyer Documents. At Closing, Buyer shall deliver or cause to be delivered to

(a)    the Purchase Price in accordance with Section 1.4 hereof;

(b) a good standing certificate issued by the Secretary of State of Buyer’s jurisdiction of formation;

(c) certified copies of all corporate or other resolutions necessary to authorize the execution, delivery and performance of this Agreement, including the consummation of the transactions contemplated hereby;

(d)    the certificate described in Section 6.1(c);

(e)    assignments of FCC authorizations assigning the FCC Licenses from
Seller to Buyer in substantially the forms attached hereto as Exhibit B, duly executed by Buyer;

(f)    assignments and assumptions of contracts assuming the Purchased
Contracts in substantially the form attached hereto as Exhibit C, duly executed by Buyer;

(g) assignments and assumptions of leases assuming the Real Property Leases in substantially the form attached hereto as Exhibit D, duly executed by Buyer;

(h) joint written instructions of Granite and Buyer to the Escrow Agent instructing the Escrow Agent to transfer the Deposit Escrow Fund to the Indemnity Escrow and to disburse all Earnings thereon to Buyer;

(i)    the Indemnity Escrow Agreement, duly executed by Buyer; and
(j)    the Unwind Agreement, if applicable under Section 1.9.

ARTICLE 9
SURVIVAL; INDEMNIFICATION

9.1 Survival. The representations, warranties and covenants in this Agreement and any agreements required to be performed prior to the Closing, including the Seller Ancillary Agreements and the Buyer Ancillary Agreements, or in the certificate delivered pursuant to Section 8.1(c), shall survive the Closing and will remain in full force and effect until the date that is fifteen (15) months after the Closing Date, at which time they will terminate (and no claims with respect to such representations, warranties and covenants (or in such certificates, to the extent they relate to such representations, warranties and covenants) shall be made by any Person for indemnification thereafter); provided, that claims for fraud shall not be subject to such limitations; provided, further, such covenants and agreements of the parties hereto shall survive until they are fully performed or, if earlier, until the expiration thereof set forth in the terms of such covenant and agreement (except that no claims with respect to such covenants and agreements shall be made by any Person after the date that is fifteen (15) months after the Closing Date). Notwithstanding the foregoing, any claim made by the party seeking to be indemnified within the time periods set forth in this Section 9.1 shall survive until such claim is finally resolved.

9.2    Indemnification.

(a) From and after Closing, Seller, jointly and severally, shall defend, indemnify and hold harmless Buyer, its Affiliates, and their respective employees, officers, directors, representatives and agents and all of their successors and assigns (the “Buyer Indemnified Parties”) from and against any and all losses, costs, damages, taxes, liabilities, penalties, judgments, awards, and expenses, including reasonable attorneys’ fees and expenses (collectively, “Damages”) incurred by any of the Buyer Indemnified Parties, whether or not resulting from third party claims, arising out of or resulting from:

(i)    any breach or inaccuracy of any representation or warranty made by Seller under this Agreement or in the certificate delivered pursuant to Section 8.1(c);

in this Agreement;
(ii)    any default or breach by Seller of any covenant or agreement made

(iii)    the Excluded Assets or the Retained Obligations; and

Effective Time.
(iv)    the ownership, business or operation of the Business before the

(b) Notwithstanding the foregoing or anything else herein to the contrary, after Closing, (i) Seller shall have no liability to Buyer under Section 9.2(a)(i) unless the aggregate amount of the Damages exceed $550,000 (the “Threshold”) after which Seller will be liable for all Damages under Section 9.2(a)(i) without giving effect to the Threshold, (ii) the maximum aggregate liability of Seller under Section 9.2(a)(i) shall be an amount equal to Eleven Million Dollars ($11,000,000.00) (the “Cap”), it being understood that the Buyer Indemnified
Parties shall not be entitled to collect any Damages under Section 9.2(a)(i) from Seller or its Affiliates in excess of the Cap and none of Seller or its Affiliates shall have any liability for any Damages under Section 9.2(a)(i) in excess of the Cap, in each case other than as expressly set forth in the last sentence of Section 11.1, and (iii) Seller shall have no liability to Buyer under Section 9.2(a)(i) for any claims arising out of or relating to any circumstances occurring after the expiration of the Survival Period; provided, however, that

(x) claims for fraud shall not be subject to the Threshold or the Cap and (y) claims for any Damages incurred by the Buyer Indemnified Parties arising out of or resulting from the breach or inaccuracy of any of the representations and warranties made by Seller in Section 2.1 (Organization), Section 2.2 (Authority), Section 2.5 (Taxes), the second sentence of Section 2.6(a) (Tangible Personal Property), the second sentence of Section 2.7(a) (Real Property), Section 2.9 (Environmental), the first sentence of Section 2.17 (Purchased Assets) and Section 2.18 (No Brokers) shall not be subject to the Threshold.

(c) Without limiting the last sentence of Section 11.1, it is expressly acknowledged that the Cap shall be adjusted downward, as applicable, so that it shall at all times be equal to the amounts remaining in the Indemnity Escrow.

(d) From and after Closing, Buyer shall defend, indemnify and hold harmless Seller, its Affiliates, and their respective employees, officers, directors, representatives and agents and all of their successors and assigns (the “Seller Indemnified Parties”) from and against any and all Damages incurred by any of the Seller Indemnified Parties, whether or not resulting from third party claims, arising out of or resulting from:

(i)    any breach or inaccuracy of any representations and warranties made by Buyer under this Agreement or in the certificate delivered pursuant to Section 8.2(d);

in this Agreement;
(ii)    any default or breach by Buyer of any covenant or agreement made

(iii)    the Assumed Obligations; and

(iv)    the ownership, business or operation of the Business after the
Effective Time (other than in respect of the Retained Obligations).

9.3    Procedures with Respect to Third Party Claims.

(a) The indemnified party shall give prompt written notice to the indemnifying party of any demand, suit, claim or assertion of liability by third parties that is subject to indemnification hereunder (a “Claim”), but a failure to give such notice or delaying such notice shall not affect the indemnified party’s rights or the indemnifying party’s obligations except to the extent the indemnifying party’s ability to remedy, contest, defend or settle with respect to such Claim is thereby materially prejudiced; provided, that, where applicable, such notice is given within the time period described in Section 9.1.

(b) The indemnifying party shall have the right to undertake the defense or opposition to such Claim (at the indemnifying party’s expense) with counsel selected by it so long as (i) the indemnifying party gives written notice to the indemnified party within fifteen
(15) days after it has been notified of the Claim that it will defend the indemnified party against such Claim and the indemnifying party acknowledges its obligation to indemnify the indemnified party for Damages related to such Claim, (ii) the Claim involves only money damages and does not seek an injunction or other equitable relief against the indemnified party, (iii) the indemnified party has not been advised in writing by counsel that a conflict exists between the indemnified party and the indemnifying party in connection with conducting the defense of the Claim, (iv) the Claim does not relate to or otherwise arise in connection with any criminal or regulatory enforcement action, and (v) the indemnifying party conducts the defense of the Claim diligently. In the event that the indemnifying party does not, within fifteen (15) days of its receipt of notice of a Claim pursuant to clause (i) above of this Section 9.3(b), elect to undertake such defense or opposition, the indemnified party may undertake the defense, opposition, compromise or settlement of such Claim with counsel selected by it at the indemnifying party’s cost. If the indemnified party defends any Claim pursuant to the preceding sentence or pursuant to clauses (ii) - (v) above of this Section 9.3(b), then the indemnifying party shall promptly reimburse the applicable indemnified party for the reasonable costs and expenses of defending such Claim upon submission of periodic bills.

(c)    Anything herein to the contrary notwithstanding:

(i) the indemnified party shall have the right, at its own cost and expense, to participate in the defense, opposition, compromise or settlement of the Claim;

(ii) the indemnifying party shall not, without the indemnified party’s written consent, settle or compromise any Claim or consent to entry of any judgment which settlement, compromise or judgment (x) by its terms does not obligate the indemnifying party (or its Affiliates) to pay the full amount of any Damages in connection with such Claim, (y) requires any payment or other action by, or limitation on, any indemnified party or (z) does not include the giving by the claimant to the indemnified party of a full release from all liability in respect of such Claim; and

(iii) in the event that the indemnifying party undertakes the defense of or opposition to any Claim pursuant to Section 9.3(b), the indemnified party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the indemnifying party and its counsel concerning such Claim and the indemnifying party and the indemnified party and their respective counsel shall cooperate in good faith with respect to such Claim.

9.4 No Special Damages; Mitigation. No indemnifying party shall be liable to any indemnified party for special, indirect, consequential, punitive or exemplary damages, lost profits, or any damage calculated on the basis of a multiple of earnings, profits or similar measure, in each case unless and to the extent such damages are payable to a third party. Each party agrees to exercise its commercially reasonable efforts to mitigate any Damages in respect of any pending or threatened Claim; provided that neither party shall be obligated to litigate to mitigate any such Damages and as to insurance recovery, any obligations any party has hereunder shall only apply to insurance proceeds from insurance policies it has actually obtained, respectively.
9.5 Offset. The amount of any Damages indemnifiable by any indemnifying party to any indemnified party pursuant to this ARTICLE 9 will be reduced to reflect any amount actually recovered by the indemnified party under the indemnified party’s insurance policies with respect to such Damages (less any increase in premiums related thereto). In the event that any indemnified party hereto has any insurance policy that covers a Claim, such party shall use commercially reasonable efforts to promptly initiate a claim under such policy in respect of such Claim. Notwithstanding the foregoing, nothing herein shall release the indemnifying party’s obligation to indemnify hereunder. For the avoidance of doubt, to the extent that the indemnified party fails to make a claim under any applicable insurance policy, the sole remedy shall be to immediately do so when it becomes aware of such coverage; provided, that the indemnified party remits, when received, any amounts received covering such claim that had been previously paid to it as Damages.

9.6 Treatment of Indemnity Benefits. All payments made by Seller or Buyer, as the case may be, to or for the benefit of the other pursuant to any indemnification obligations under this Agreement shall be treated, unless otherwise required by law, as adjustments to the Purchase Price for Tax purposes and such agreed treatment shall govern for purposes of this Agreement.

9.7 Exclusive Remedies. Buyer and Seller acknowledge and agree that, if the Closing occurs, the indemnification provisions of this ARTICLE 9 shall be the sole and exclusive remedies of Buyer and Seller for any breach of the representations or warranties or nonperformance of or default under any covenants or agreements of Buyer or Seller contained in this Agreement or any Buyer Ancillary Agreements or Seller Ancillary Agreements, and neither party shall have any liability to the other party under any circumstances for special, indirect, consequential, punitive or exemplary damages, or lost profits, or any damage calculated on the basis of a multiple of earnings, profits or similar measure, unless and to the extent such damages are payable to a third party; provided, however, that nothing contained in this Agreement shall relieve or limit the liability of any party from any liability or Damages arising out of or resulting from such party’s fraud with scienter in connection with the transactions contemplated in this Agreement, the Seller Ancillary Agreements or the Buyer Ancillary Agreements or limit the availability of equitable relief, including specific performance. In furtherance of the foregoing, each of Buyer and Seller hereby waive, to the fullest extent permitted under applicable law, except in the case of fraud with scienter, any and all rights, claims and causes of action it may have against the other arising under or based upon any federal, state or local law, rule or regulation (including any such rights, claims or causes of action arising under or based upon common law, tort or otherwise and relating to this Agreement, any Seller Ancillary Document or any Buyer Ancillary Document (including any certificate delivered pursuant to Section 6.1(c) or Section 7.1(c)) or the transactions contemplated hereby) other than any rights, claims or actions arising under this ARTICLE 9.

9.8 Effect of Investigation. The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement, any Seller Ancillary Agreement or Buyer Ancillary Agreement shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.
ARTICLE 10
TERMINATION AND REMEDIES

10.1	Termination. This Agreement may be terminated prior to Closing as follows: (a) by mutual written agreement of Buyer and Seller;

(b) by written notice of Buyer to Seller if (i) Buyer is not in material breach of its representations, warranties or covenants under this Agreement, (ii) Seller breaches its representations or warranties, or defaults in the performance of its covenants, contained in this Agreement and (iii) any or all such Seller breaches and defaults that are not cured within the Cure Period (as defined in Section 10.2) would prevent any of the conditions to the obligations of Buyer set forth in ARTICLE 7 from being satisfied;

(c) by written notice of Seller to Buyer if (i) Seller is not in material breach of its representations, warranties or covenants under this Agreement, (ii) Buyer breaches its representations or warranties, or defaults in the performance of its covenants, contained in this Agreement and (iii) any or all such Buyer breaches and defaults that are not cured within the Cure Period would prevent the conditions to the obligations of Seller set forth in ARTICLE 6 from being satisfied; provided, however, that no Cure Period shall apply to Buyer’s obligations to pay the Escrow Deposit Fund on the date hereof and to pay the Purchase Price at Closing on the terms and conditions hereof;

(d) by written notice of Buyer to Seller, or by Seller to Buyer, if the Closing does not occur by the date that is twelve (12) months after the date of this Agreement (such date, the “Outside Date”), unless the Closing has not occurred by such date as a result of a material breach of this Agreement by the party providing such notice of termination; or

(e) by Buyer or Seller in the event that (i) there shall be any Legal Requirement that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Entity shall have issued an order restraining or enjoining the transactions contemplated by this Agreement, and such order shall have become final and non-appealable.

10.2 Cure Period. Prior to the Closing, each party shall give the other party prompt written notice upon learning of any breach or default by the other party under this Agreement, and such notice shall specify the breach. The term “Cure Period” as used herein means a period commencing on the date Buyer or Seller receives from the other written notice of breach or default hereunder and continuing until the earlier of (i) thirty (30) calendar days thereafter or (ii) five (5) business days after the day otherwise scheduled for Closing; provided, however, that, in the case of clause (i) above, if the breach or default is non-monetary and cannot reasonably be cured within such period but can be cured before the date that is five (5) business days after the scheduled Closing Date, and if diligent efforts to cure promptly commence, then the Cure Period shall continue as long as such diligent efforts to cure continue, but not beyond the date that is five (5) business days after the scheduled Closing Date.

10.3    Termination and Survival. Subject to Section 10.4 and Section 10.5, in the event of a termination of this Agreement by either Seller or Buyer as provided in Section 10.1, this
Agreement shall forthwith become null and void and, subject to Section 10.5, there shall be no liability or obligation on the part of Seller, Buyer or their respective directors, officers, employees, incorporators, members, partners, equityholders, Affiliates, agents, attorneys or representatives; provided, that the provisions of this Section 10.3 and Section 5.1 (Confidentiality), Section 10.5 (Liquidated Damages), Section 10.6 (Return of Escrow Deposit), Section 11.1 (Expenses), Section 11.6 (Entire Agreement), Section 11.9 (Governing Law; Consent to Jurisdiction; Waiver of Jury Trial), Section 11.10 (Neutral Construction), Section 11.12 (Counterparts; Delivery by Facsimile/Email), Section 11.13 (Interpretation), Section 11.16 (Non-Recourse) and Section 11.17 (Actions under the Detroit TBA) shall remain in full force and effect and survive any termination of this Agreement; provided, however, that, subject to Section 10.5, any such termination shall not relieve any party of any liability for any breach or default that occurred prior to such termination.

10.4 Specific Performance. The parties hereto acknowledge and agree that the parties hereto would be irreparably damaged if any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached and that any non-performance or breach of this Agreement by any party hereto could not be adequately compensated by monetary damages alone and that the parties hereto would not have any adequate remedy at law. Accordingly, in addition to any other right or remedy to which any party hereto may be entitled, at law or in equity (including monetary damages), prior to termination of this Agreement in accordance with its terms, such party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief, subject to obtaining any required Governmental Consents, to prevent breaches or threatened breaches of any of the provisions of this Agreement without posting any bond or other undertaking. Without limiting the generality of the foregoing, the parties hereto agree that, the party seeking specific performance shall be entitled to enforce specifically (a) a party’s obligations under Section 1.10; and (b) a party’s obligation to consummate the transactions contemplated by this Agreement (including the obligation to consummate the Closing and to pay the Purchase Price, if applicable), if the conditions set forth in ARTICLE 6 or ARTICLE 7, as applicable, have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) or waived.

10.5 Liquidated Damages. If Seller terminates this Agreement pursuant to Section

10.1(c) (only in a situation where (a) all of the conditions set forth in ARTICLE 6 and ARTICLE 7 (other than those conditions that (i) by their nature would be satisfied at the Closing by actions that Seller has indicated in writing to Buyer that Seller is willing and able to take or (ii) are unsatisfied as a result of Buyer’s breach of its obligations under this Agreement and the failure of such breach to be cured within the Cure Period, if applicable and to the extent provided herein) have been satisfied or waived), then the Escrow Deposit Fund shall be paid to Seller (or Seller’s designee) pursuant to the terms of this Agreement and the Escrow Agreement, Granite and Buyer shall jointly instruct the Escrow Agent to make such payment, and such payment shall constitute liquidated damages. Buyer acknowledges and agrees that the recovery of the Escrow Deposit Fund as set forth herein shall constitute payment of liquidated damages and not a penalty and that such liquidated damages amount is reasonable in light of the substantial but indeterminate harm anticipated to be caused by Buyer’s material breach or default under this Agreement, the difficulty of proof of loss and damages, the inconvenience and non-feasibility of otherwise obtaining an adequate remedy, and the value of the transactions to be consummated hereunder. Seller acknowledges and agrees that, notwithstanding anything to the contrary herein, if it terminates this Agreement pursuant to Section 10.1, or in any other event prior to the occurrence of the Closing, Seller’s sole and exclusive remedy hereunder shall be the right (if any) to seek payment from the Escrow Deposit Fund pursuant to this Section 10.5. Except in the case of fraud with scienter, in no event shall any party be liable for punitive damages.

10.6 Return of Escrow Deposit. In all cases other than a termination of this Agreement by Seller as described in Section 10.5, which shall result in the payment of the Escrow Deposit Fund to Seller (or Seller’s designee) in accordance with Section 10.5 hereof, the Escrow Deposit Fund shall be released to Buyer upon a termination of this Agreement in accordance with its terms and Granite and Buyer shall jointly instruct the Escrow Agent to make such payment.

ARTICLE 11
MISCELLANEOUS

11.1 Expenses. Except as may be otherwise specified herein, each party shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement, the Seller Ancillary Agreements and the Buyer Ancillary Agreements. If more than one HSR Act filing is necessary because a party has more than one ultimate parent entity, then such party shall pay the HSR Act filing fees for any additional filings. Buyer shall pay one-half (1/2) and Seller shall pay one-half (1/2) of all governmental Taxes, fees and charges applicable to the transfer of the Purchased Assets under this Agreement (including sales, use and real property transfer taxes and the costs of recording or filing all applicable conveyance instruments) (collectively, “Transfer Taxes”). The parties will cooperate in the preparation, execution and filing of all Tax Returns regarding Transfer Taxes and in seeking or perfecting any available exemption from Transfer Taxes. Each party is responsible for any commission, brokerage fee, advisory fee or other similar payment that arises as a result of any agreement or action of it or any Person acting on its behalf in connection with this Agreement or the transactions contemplated hereby. In the event of any litigation regarding or arising from this Agreement prior to or after the Closing, including but not limited to an Action brought by Seller against Buyer to seek payment from the Escrow Deposit Fund pursuant to Section 10.5 or any Action brought by Buyer against Seller to seek payment from the Indemnity Escrow pursuant to ARTICLE 9, the prevailing party as determined by a court of competent jurisdiction in a final non-appealable judgment shall be entitled to recover its reasonable costs and expenses (including attorneys’ fees and expenses) incurred therein or in the enforcement or collection of any judgment or award rendered therein and, in the case of an Action brought by Seller against Buyer to seek payment from the Escrow Deposit Fund pursuant to Section 10.5 or an Action brought by Buyer against Seller to seek payment from the Indemnity Escrow pursuant to ARTICLE 9, such costs and expenses shall be paid, at the option of the prevailing party, either (i) directly by the non-prevailing party without reducing the Escrow Deposit Fund or the Indemnity Escrow or (ii) from the Escrow Deposit Fund or the Indemnity Escrow, as the case may be.

11.2 Further Assurances. After Closing, each party shall from time to time, at the request of and without further cost or expense to the other, execute and deliver such other instruments of conveyance and assumption and take such other actions as may reasonably be requested in order to more effectively consummate the transactions contemplated hereby.
11.3 Assignment. Neither party may assign this Agreement without the prior written consent of the other party hereto, provided, however, that (a) Buyer may by written notice to, but without consent of, Seller, assign its rights and obligations hereunder to an Affiliate of Buyer; provided, that any such assignment does not materially delay the processing of the FCC Application, the grant of the FCC Consent, the HSR Clearance or the Closing; provided, further, that Buyer shall remain liable for all of its obligations hereunder (including those assigned to such assignee); (b) Buyer may collaterally assign any or all of its rights and obligations hereunder to any provider of debt financing to it to the extent permitted by the Communications Laws (provided, that Buyer shall remain liable for all of its obligations hereunder (including those assigned to such assignee)); and (c) Buyer shall comply with Schedule 1.10(e) without obtaining the prior written consent of Seller.

11.4 Notices. Any notice pursuant to this Agreement shall be in writing and shall be deemed delivered on the date of personal delivery or confirmed facsimile transmission or confirmed delivery by a nationally recognized overnight courier service, and shall be addressed as follows (or to such other address as any party may request by written notice):

if to Seller:    Peter Markham
Chairman and CEO
Granite Broadcasting Corporation
767 Third Avenue - 34th Floor
New York, New York 10017
Facsimile No.: (212) 826-2858

and:    c/o Silver Point Capital, L.P.
2 Greenwich Plaza
Greenwich, Connecticut 06830
Attention: David Reganato and Anthony DiNello
Facsimile No.: (203) 542-4133 and (203) 542-4312

with a copy (which shall not
constitute notice) to:    Cooley LLP
1299 Pennsylvania Avenue, NW, Suite 700
Washington, DC 20004
Attn: John R. Feore
Telephone: 202-776-2045
Fax: (202) 842-7899

if to Buyer:    Scripps Media, Inc.
312 Walnut Street, 28th Floor
Cincinnati, Ohio 45202
Attention: Robin Davis

Vice President, Strategic Planning and Development
Facsimile: (513) 977-3024
with a copy to:    Scripps Media, Inc.
312 Walnut Street, 28th Floor
Cincinnati, Ohio 45202
Attention: William Appleton,
Senior Vice President and General Counsel
Facsimile: (513) 977-3042

with a copy (which shall not
constitute notice) to:    Baker & Hostetler LLP
45 Rockefeller Plaza
New York, New York 10111
Attention: Steven H. Goldberg
Facsimile: (212) 589-4201

11.5 Amendments; Waiver. No amendment or waiver of compliance with any provision hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed, in the case of an amendment, by Buyer and Seller, or in the case of a waiver or consent, by the party against whom the waiver or consent is to be effective. No waiver by any party of any breach or violation of, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach or violation of, default under, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

11.6 Entire Agreement. The Schedules and Exhibits hereto are hereby incorporated into this Agreement. This Agreement, together with any other agreement executed on the date hereof in connection herewith, constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings with respect to the subject matter hereof, except the NDA, which shall remain in full force and effect, in accordance with its terms, subject to Section 5.1. No party makes any representation or warranty with respect to the transactions contemplated by this Agreement except as expressly set forth in this Agreement, any certificate delivered pursuant hereto or any of the Buyer Ancillary Agreements or Seller Ancillary Agreements.

11.7 Severability. If any Governmental Entity holds any provision in this Agreement invalid, illegal or unenforceable as applied to any party or to any circumstance under any applicable law, then, so long as no party is deprived of the benefits of this Agreement in any material respect, (a) such provision, as applied to such party or such circumstance, is hereby deemed modified to give effect to the original written intent of the parties to the greatest extent consistent with being valid and enforceable under applicable law, (b) the application of such provision to any other party or to any other circumstance will not be affected or impaired thereby and (c) the validity, legality and enforceability of the remaining provisions of this Agreement will remain in full force and effect.
11.8    Third Party Beneficiaries.

(a) Except for the Buyer Indemnified Parties and the Seller Indemnified Parties, nothing in this Agreement expressed or implied is intended or shall be construed to give any rights to any Person other than the parties hereto and their successors and permitted assigns.

11.9    Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and the negotiation, execution, performance or nonperformance, interpretation, termination, construction and all matters based upon, arising out of or related to this Agreement, whether arising in law or in equity (collectively, the “Covered Matters”), and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to the Covered Matters, shall be governed by the laws of the State of Delaware without giving effect to the choice of law provisions thereof. All recording matters relating to the conveyance of each parcel of Owned Real Property will be conducted in conformity with the applicable requirements of local law governing the location of such parcel.

(b) All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such Action and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this Section 11.9 shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this Section 11.9 and shall not be deemed to confer rights on any third party. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(c) BUYER AND SELLER HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF BUYER OR SELLER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF, INCLUDING BUT NOT LIMITED TO ANY DISPUTE ARISING OUT OF OR RELATING TO THE PERFORMANCE THEREOF.

11.10 Neutral Construction. Buyer and Seller agree that this Agreement was negotiated at arms-length and that the final terms hereof are the product of the parties’ negotiations. This Agreement shall be deemed to have been jointly and equally drafted by Buyer and Seller, and the provisions hereof should not be construed against a party on the grounds that the party drafted or was more responsible for drafting the provision.

11.11 Cooperation. After Closing, each party shall cooperate with the other if reasonably necessary in the investigation, defense or prosecution of any third party Action which is pending or threatened against either party or its Affiliates with respect to the Business or the
Purchased Assets, whether or not any party has notified the other of a claim for indemnity with respect to such matter.

11.12 Counterparts; Delivery by Facsimile/Email. This Agreement may be executed in separate counterparts, each of which will be deemed an original and all of which together will constitute one and the same agreement. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by facsimile transmission or electronic mail in pdf form, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

11.13 Interpretation. Article titles and section headings herein are for convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement. The Schedules hereto shall be construed with and as an integral part of this Agreement to the same extent as if set forth verbatim herein. Any matter or item disclosed on one Schedule shall not be deemed to have been disclosed on any other Schedule unless an explicit cross-reference is set forth thereon or unless such disclosure could have been reasonably ascertained from the face of any other Schedule. Where the context so requires or permits, the use of the singular form includes the plural, and the use of the plural form includes the singular. Without limiting the generality of the foregoing, it is hereby acknowledged and agreed that (a) the terms “Seller” or “Sellers” shall include and mean, as applicable, any and each applicable Seller or Sellers individually, interchangeably and collectively, not just Sellers collectively or as a group; for the avoidance of doubt, the representations, warranties, covenants and agreements made by “Seller” in this Agreement shall be deemed to have been made by each Seller and on a joint and several basis with each other Seller, and (b) the term “Station” or “Stations” shall include and mean, as applicable, any and each applicable Station or Stations individually, interchangeably and collectively, not just the Stations collectively or as a group. When used in this Agreement, unless the context clearly requires otherwise, (i) words such as “herein,” “hereof,” “hereto,” “hereunder,” and “hereafter” shall refer to this Agreement as a whole, (ii) the term “including” shall not be limiting, (iii) the word “or” shall not be exclusive, (iv) the term “ordinary course” or “ordinary course of business” shall refer to the ordinary manner in which Seller operates the Business consistent with reasonable past practices, (v) the terms “Dollars”, “dollars” and “$” each mean lawful money of the United States of America, (vi) the term “Buyer Principal Liaisons” shall mean Robin Davis, Vice President, Strategic Planning and Development, and William Appleton, Senior Vice President and General Counsel or any of their respective successors, (vii) the phrase “Business, taken as a whole” shall be deemed to refer to, collectively, all Stations (including the Business of each such Station), (viii) the term “Person” shall mean any natural person or any corporation, limited liability company, partnership, joint venture, trust or other legal entity or Governmental Entity, and (ix) the term “Affiliate” shall mean, with respect to a specified Person, any Person or member of a group of Persons acting together that, directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with, the specified Person. As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

11.14 Certain Definitions.    As used in this Agreement, the following terms have the respective meanings set forth below.

“Accounts Payable” has the meaning set forth in Section 5.11(a).

“Accounts Receivable” has the meaning set forth in Section 5.11(a).

“Action” has the meaning set forth in Section 2.14.

“Affiliate” has the meaning set forth in Section 11.13. “Agreement” has the meaning set forth in the Preamble.
“Assumed Obligations” has the meaning set forth in Section 1.3(a).

“Audited Financials” has the meaning set forth in Section 5.7(a).

“Benefit Plans” has the meaning set forth in Section 2.11(c).

“Buffalo Tower” means the broadcast communications tower used for Seller’s WKBW- TV, Buffalo Station and all of the following associated elements: tower foundation, supporting elements, bolts, tower structures (including tower steel), cabinets, shelters, fencing, pads and gates, signs, utility lines, communication lines, conduits and meter boards, pads, anchors, caissons, lighting, lightning rods, tower lighting systems, foundations, rock compounds and rock access roads, the tower and compound grounding systems and all other structures and related Tangible Personal Property and Improvements.

“Business” has the meaning set forth in the Recitals. “Buyer” has the meaning set forth in the Preamble.
“Buyer Ancillary Agreements” has the meaning set forth in Section 3.1.

“Buyer Indemnified Parties” has the meaning set forth in Section 9.2(a).

“Buyer Material Adverse Effect” shall mean a material adverse effect on the ability of Buyer to perform its obligations under this Agreement, other than as a result of any change in any law, regulation or other Legal Requirement after the date hereof.

“Cap” has the meaning set forth in Section 9.2(b).

“claim” for purposes of Section 3.7 only, has the meaning set forth in Section 3.7.
“Claim” has the meaning set forth in Section 9.3(a).

“Closing” has the meaning set forth in Section 1.9.

“Closing Date” has the meaning set forth in Section 1.9(a).

“Closing Date Adjustments” has the meaning set forth in Section 1.7(e).

“COBRA” has the meaning set forth in Section 5.6(i).

“Code” has the meaning set forth in Section 1.8.

“Collection Period” has the meaning set forth in Section 5.11(b).

“Collective Bargaining Agreement” has the meaning set forth in Section 2.11(b).

“Communications Laws” has the meaning set forth in Section 1.10(e).

“Covered Matters” has the meaning set forth in Section 11.9(a).

“Cure Period” has the meaning set forth in Section 10.2.

“Damages” has the meaning set forth in Section 9.2(a).

“debt” for purposes of Section 3.7 only, has the meaning set forth in such section. “Detroit TBA” has the meaning set forth in the Recitals.
“DMA” has the meaning set forth in Section 2.4(b).

“DOJ” has the meaning set forth in Section 1.10(d).

“Earnings” has the meaning set forth in Section 1.5.

“Effect” has the meaning set forth in Section 7.7.

“Effective Time” has the meaning set forth in Section 1.9(b).

“Employees” has the meaning set forth in Section 5.6(a).

“Environmental Law” has the meaning set forth in Section 2.9.

“ERISA” has the meaning set forth in Section 2.11(c).

“ERISA Affiliate” has the meaning set forth in Section 2.11(c).

“Escrow Agent” has the meaning set forth in Section 1.5. “Escrow Agreement” has the meaning set forth in Section 1.5.
“Escrow Deposit” has the meaning set forth in Section 1.5.

“Escrow Deposit Fund” has the meaning set forth in Section 1.5.

“Excluded Assets” has the meaning set forth in Section 1.2.

“FCC” has the meaning set forth in the Recitals.

“FCC Application” has the meaning set forth in Section 1.10(a).

“FCC Consent” has the meaning set forth in Section 1.10(a). “FCC Licensees” has the meaning set forth in the Recitals.
“FCC Licenses” has the meaning set forth in Section 1.1(a).

“Final Order” has the meaning set forth in Section 1.9(a).

“Final Report” has the meaning set forth in Section 5.11(e).

“Final Schedule 1.1(b)” has the meaning set forth in Section 5.15(c).

“Final Schedule 1.1(d)” has the meaning set forth in Section 5.15(c).

“Financial Statements” has the meaning set forth in Section 2.15.

“Fines” has the meaning set forth in Section 1.3(b).

“FS Provisions” has the meaning set forth in Section 11.8(a).

“FTC” has the meaning set forth in Section 1.10(d).

“GAAP” has the meaning set forth in Section 1.7(a).

“Governmental Consents” has the meaning set forth in Section 1.10(f).

“Governmental Entity” means any (i) federal, state, municipal or other government, (ii) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (iii) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal.

“Granite” has the meaning set forth in the Preamble.

“Granite Subsidiary” has the meaning set forth in the Preamble. “Hazardous Material” has the meaning set forth in Section 2.9. “HSR Act” has the meaning set forth in Section 1.10(d).
“HSR Clearance” has the meaning set forth in Section 1.10(d).

“Improvements” has the meaning set forth in Section 2.7(e).

“Indemnity Escrow Amount” has the meaning set forth in Section 1.4(b).

“Indemnity Escrow” has the meaning set forth in Section 1.6.

“Indemnity Escrow Agreement” has the meaning set forth in Section 1.6.

“Independent Accountant” has the meaning set forth in Section 1.7(f).

“Intangible Property” has the meaning set forth in Section 1.1(e).

“Intellectual Property” has the meaning set forth in Section 1.1(e).

“Knowledge,” for purposes of this Agreement, (1) with respect to Seller, has the meaning set forth in Section 2.4(a), and (2) with respect to Buyer, has the meaning set forth in Section 3.4.

“Labor Unions” has the meaning set forth in Section 2.11(b).

“Leased Real Property” has the meaning set forth in Section 2.7(b).

“Legal Requirement” means, as in effect on any date of determination, applicable common law or any applicable statute, permit, ordinance, code or other law, rule, regulation or order enacted, adopted, promulgated or applied by any Governmental Entity.

“Liens” has the meaning set forth in Section 2.6(a).

“Malara Entities” has the meaning set forth in the Recitals. “Material Adverse Effect” has the meaning set forth in Section 7.7.
“Material Multi-Station Contract” has the meaning set forth in Section 1.11.

“Multi-Station Contract” has the meaning set forth in Section 1.11.

“Multi-Station Contract Obligations” has the meaning set forth in Section 1.11.

“Multi-Station Contract Rights” has the meaning set forth in Section 1.11.

“MVPDs” has the meaning set forth in Section 2.4(b).

“NDA” has the meaning set forth in Section 5.1.

“Net Receivables” has the meaning set forth in Section 5.11(c).

“Other Seller Stations” has the meaning set forth in Section 1.1(e).
“Outside Date” has the meaning set forth in Section 10.1(d).

“Owned Real Property” has the meaning set forth in Section 1.1(c).

“Parent” means The E. W. Scripps Company, an Ohio corporation of which Buyer is a wholly owned subsidiary.
“Payment Date” has the meaning set forth in Section 1.7(e). “Permits” has the meaning set forth in Section 2.13.

“Permitted Liens” has the meaning set forth in Section 2.6(a).

“Phase I Environmental Assessment” has the meaning set forth in Section 5.10.

“Present Fair Salable Value” has the meaning set forth in Section 7.7.

“Primary FCC Licenses” has the meaning set forth in Section 1.10(c).

“Program Rights” has the meaning set forth in Section 1.7(d).

“Provided Information” has the meaning set forth in Section 3.8.

“Purchase Price” has the meaning set forth in Section 1.4.

“Purchased Assets” has the meaning set forth in Section 1.1.

“Purchased Contracts” has the meaning set forth in Section 1.1(d).

“Purchased Documents” has the meaning set forth in Section 1.1(f).

“Qualified Assignee” has the meaning set forth in Section 11.3.

“Real Property” has the meaning set forth in Section 1.1(c).

“Real Property Leases” has the meaning set forth in Section 1.1(c).

“Remedial Costs” has the meaning set forth in Section 5.10(b).

“Renewal Application” has the meaning set forth in Section 1.10(c).

“Required Consents” has the meaning set forth in Section 5.5(a).

“Retained Obligations” has the meaning set forth in Section 1.3(b). “Seller” has the meaning set forth in the Preamble.
“Seller Ancillary Agreements” has the meaning set forth in Section 2.1.

“Seller Indemnified Parties” has the meaning set forth in Section 9.2(c).
“Seller Marks” has the meaning set forth in Section 1.2(d).

“Seller’s Statement” has the meaning set forth in Section 5.11(a).

“Station(s)” has the meaning set forth in the Recitals. “Surveys” has the meaning set forth in Section 5.9.
“Tangible Personal Property” has the meaning set forth in Section 1.1(b).

“Tax Returns” has the meaning set forth in Section 2.5(a).

“Taxes” has the meaning set forth in Section 2.5(a).

“Threshold” has the meaning set forth in Section 9.2(b).

“Title Commitments” has the meaning set forth in Section 5.9.

“Tolling Agreement” has the meaning set forth in Section 1.10(c).

“Trade Agreement” has the meaning set forth in Section 1.7(c).

“Transfer Taxes” has the meaning set forth in Section 5.13(b).

“Transferred Employees” has the meaning set forth in Section 5.6(b).

“Unclaimed Escrow Amount” means, as of any date of determination, an amount equal to (a) the amount then remaining in the Indemnity Escrow, minus (b) (i) the amount of any outstanding and unpaid indemnification claim made in good faith pursuant to Section 9.2(a) (whether disputed or undisputed), plus (ii) the amount of all unpaid Closing Date Adjustments, if any, payable by Seller pursuant to Section 1.7.

“Union Employees” has the meaning set forth in Section 5.6(b).

“Unwind Agreement” has the meaning set forth in Section 1.9(a).

“Websites” means any and all Internet websites owned, operated or licensed by or for the benefit of Seller in connection with the Business, including any content contained thereon or related thereto (but excluding any content that is not produced by or on behalf of Seller).

11.15 Bulk Transfer. Buyer and Seller hereby waive compliance with the bulk transfer provisions of the Uniform Commercial Code and all similar laws; it being understood that any liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction shall be treated as Retained Obligations.

11.16 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney or representative of any Seller or any of its Affiliates (except, for the avoidance of doubt, any other Seller) shall have any liability for any obligations or liabilities of Seller under this Agreement or for any claim (whether in contract or tort, in law or in equity, or based upon any theory that seeks to “pierce the corporate veil” or impose liability of an entity against its owners or Affiliates or otherwise), liability or any other obligation arising under, based on, in respect of, in connection with, or by reason of, this Agreement or the transactions contemplated hereby, including its negotiation and/or execution.

11.17 Actions Pursuant to the Detroit TBA. Notwithstanding anything contained in this Agreement to the contrary, Seller shall not be deemed to have breached any of its representations, warranties, covenants or agreements contained herein or to have failed to satisfy any condition precedent to Buyer’s obligation to perform under this Agreement, nor shall Seller have any indemnification or other liability or responsibility to Buyer in respect of any breach of any representations, warranties, covenants, agreements or conditions precedent, in each case to the extent that the inaccuracy or breach of any such representation, warranty, covenant or agreement or the inability to satisfy any such condition precedent, is principally caused by (i) any actions taken by or at the direction of Buyer or its Affiliates (or any of their respective officers, directors, employees, agents or representatives) under the Detroit TBA, or (ii) the failure of Buyer to perform or discharge any of its obligations as required by the Detroit TBA.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date set forth above.

GRANITE BROADCASTING CORPORATION

/s/ Lawrence I. Wills
Name:     Lawrence I. Wills
Title:     Chief Financial Officer

QUEEN CITY BROADCASTING OF NEW YORK, INC.

/s/ Lawrence I. Wills
Name:     Lawrence I. Wills
Title:     Vice President

WKBW LICENSE, INC.

/s/ Lawrence I. Wills
Name:     Lawrence I. Wills
Title:     Vice President

WXON, INC.

/s/ Lawrence I. Wills
Name:     Lawrence I. Wills
Title:     Vice President

WXON LICENSE, INC.

/s/ Lawrence I. Wills
Name:     Lawrence I. Wills
Title:     Vice President

SCRIPPS MEDIA, INC.

/s/ William A. Appleton
Name:     William A. Appleton
Title:     Senior Vice President and General Counsel

[Signature Page to Asset Purchase Agreement]